OFFICE LEASE

THIS OFFICE LEASE is executed this _6th__ day of ______May________, 2014 (the "Effective Date"), by and between DUKE CONSTRUCTION LIMITED PARTNERSHIP, an Indiana limited partnership ("Landlord"), and INTERACTIVE INTELLIGENCE GROUP, INC., an Indiana corporation ("Tenant").

W I T N E S S E T H:

ARTICLE 1 - LEASE OF PREMISES

Section 1.01.  Basic Lease Provisions and Definitions.

A.Leased Premises (shown outlined on Exhibit A attached hereto):  Suite: 100; Building Address:  Woodland VII,  [TBD] Interactive Way, Indianapolis, Indiana 46278 ("Building"), located on the land identified on Exhibit A-1 (the "Land") within Interactive Intelligence Corporate Park (the “Park”);

B.Rentable Area:  approximately 112,500 rentable square feet;

Landlord shall use  the standards described in the Standard Method for Measuring Floor Area in Office Buildings, ANS1Z65.1-2000, as promulgated by the Building Owners and Managers Association International (BOMA), consistently applied, in determining the Rentable Area and the rentable area of the Building.  The Rentable Area shall include the area within the Leased Premises plus a pro rata portion of the area covered by the common areas within the Building, as reasonably determined by Landlord prior to the Occupancy Date, as hereinafter defined.  Landlord's determination of Rentable Area made in good faith shall presumptively be deemed correct for all purposes hereunder; provided, however, Tenant shall have the right, at any time prior to the Commencement Date, to have the Leased Premises and Building measured by Tenant's architect and, in the event of a disparity of or dispute to Landlord's measurement, either (a) Landlord and Tenant shall mutually agree on the Rentable Area of the Leased Premises and the rentable area of the Building, or (b) Landlord and Tenant shall agree to have the Leased Premises and Building measured by an independent architect mutually agreed upon by Landlord and Tenant, in which event Landlord and Tenant agree to abide by such certified remeasurement.  If the rentable square footage of the Leased Premises/Building, as measured by said independent architect, is one thousand (1,000) feet or more smaller than Landlord's determination of the rentable square footage of the Leased Premises/Building, then the costs of said independent architect shall be borne by Landlord, otherwise said costs shall be borne by Tenant.  Upon determination of the actual Rentable Area of the Leased Premises and rentable area of the Building, the Minimum Annual Rent and all other rents payable by Tenant hereunder shall be adjusted to reflect the actual square footage.

C.	Building Expense Percentage: 100%;

D.Minimum Annual Rent:

Year 1$1,974,375.00 per year

Year 2$2,023,875.00 per year

Year 3$2,074,500.00 per year

Year 4$2,126,250.00 per year

Year 5$2,179,125.00 per year

Year 6$2,234,250.00 per year

Year 7$2,289,375.00 per year

Year 8$2,346,750.00 per year

Year 9$2,405,250.00 per year

Year 10$2,466,000.00 per year

E.Monthly Rental Installment:

Months 1 – 12$164,531.25 per month

Months 13 – 24$168,656.25 per month

Months 25 – 36$172,875.00 per month

Months 37 – 48$177,187.50 per month

Months 49 – 60$181,593.75 per month

Months 61 – 72$186,187.50 per month

Months 73 – 84$190,781.25 per month

Months 85 – 96$195,562.50 per month

Months 97 – 108$200,437.50 per month

Months 109 – 120$205,500.00 per month

F.	Lease Term: Ten (10) years;

G.Target Commencement Date:  July 1, 2015;

H.Security Deposit:  None;

I.Brokers:  Duke Realty Services, LLC representing Landlord and NAI Meridian representing Tenant;

J.Permitted Use:  General office purposes including computer and software test labs; software development labs; training and demonstration rooms for employees, customers and resellers; software sales; exercise facility; cafeteria and food service; and uses ancillary to any of the foregoing;

K.Working Drawings Approval Date: Intentionally Omitted;

L.Address for payments and notices as follows:

Landlord:Duke Realty Limited Partnership

c/o  Duke Realty Corporation

Attn:  Indianapolis Market - Vice President, Asset Management & Customer Service

600 East 96th Street, Suite 100

Indianapolis, Indiana  46240

With Rental

Payments to:Duke Realty Limited Partnership

75 Remittance Drive, Suite 3205

Chicago, IL  60675-3205

Tenant:Interactive Intelligence Group, Inc.

Attn: Chief Financial Officer

7601 Interactive Way

Indianapolis, IN  46278

M.Guarantor(s):  None;

N.Landlord's Share of Operating Expenses:  $5.34 per square foot of the Rentable Area.

Section 1.02.  Lease of Premises.

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord under the terms and conditions herein the Leased Premises.

ARTICLE 2 - TERM AND POSSESSION

Section 2.01.  Term.

The Lease Term shall commence (the “Commencement Date”) on the date that Landlord delivers possession of the Leased Premises to Tenant after Substantial Completion (as defined in Exhibit B hereto) of the Shell Work and Tenant Improvements (as such terms are defined in Section 2.02 below).

Section 2.02.  Construction.

A.Shell Work.  The scope of the work for the shell improvements ("Shell Work") to be performed by Landlord at Landlord’s sole expense is set forth in the preliminary plans and specifications attached hereto as Exhibit B-4 and written project description attached hereto as Exhibit B-1  ("Project Description").  Landlord shall prepare at Landlord’s sole expense and submit to Tenant a set of proposed final plans and specifications and actual working drawings for the Shell Work (the "Shell CD’s"), which shall be based on the Project Description.  Tenant shall have the right to meet with Landlord on a weekly basis to review the Shell CD’s as such are being prepared.  Tenant shall have ten (10) business days after receipt of the Shell CD’s in which to review the Shell CD’s and to give to Landlord written notice of Tenant’s approval of the Shell CD’s or its requested changes to the Shell CD’s.  Tenant may only request changes to the Shell CD’s that would increase the scope of work through a Change Order (as hereinafter defined).  If Tenant fails to approve or request changes to the Shell CD’s within ten (10) business days after its receipt thereof, Tenant shall be deemed to have approved the Shell CD’s and the same shall thereupon be final.  If Tenant requests any reasonable changes to the Shell CD’s, Landlord shall make those changes which are reasonably requested by Tenant and shall within ten (10) days of its receipt of such request submit the revised portion of the Shell CD’s to Tenant.  Tenant shall have five (5) business days to approve the revised portions of the Shell CD’s or to notify Landlord that it failed to incorporate the reasonable comments of Tenant.  The Shell CD’s, as modified by said revisions, shall be deemed to be final upon the submission of said revisions to Tenant.  Landlord and Tenant shall at all times in their review of the Shell CD’s, and of any revisions thereto, act reasonably and in good faith.  Without limiting the foregoing, Tenant agrees to confirm Tenant’s consent to the Shell CD’s in writing (which may be by email) within five (5) business days following Landlord’s written request therefor, which written request shall contain in bold that such consent must be provided within five (5) business days.  Landlord shall construct in a good and workmanlike manner all of the Shell Work and supply all work, labor, commercial grade materials and equipment necessary to complete the Shell Work in accordance with the Shell CD’s and Project Description, which shall include, without limitation, the installation of landscaping, parking lots, driveways and all improvements as shown on the Shell CD’s or described in or reasonably inferable from the Project Description for the benefit of the Leased Premises.

B.Tenant Improvements.  Landlord shall construct and install all leasehold improvements to the Leased Premises, at its sole cost and expense (except for the cost of those Allowance Improvements that exceed the allowances for such as provided in Exhibit B, which shall be at Tenant’s sole cost and expense and payable according to Exhibit B), as described in the Project Description (collectively, the "Tenant Improvements") in accordance with Exhibit B attached hereto and made a part hereof.

C.Schedule.  The Shell Work and the Tenant Improvements shall be constructed by Landlord in a good and workmanlike manner and in accordance with the Project Schedule to be attached hereto as Exhibit B-2, promptly following completion of the Shell CD’s and the TI CD’s (as defined in Exhibit B attached hereto).  Landlord shall apply for and obtain as expeditiously as possible, at its sole cost and expense, all permits, licenses and certificates necessary for the construction of the Shell Work and Tenant Improvements and for the occupancy thereof by Tenant but excluding any permits for Tenant’s specific use as may be required to be obtained by Tenant by the State of Indiana or any other applicable governmental authority or agency.  Landlord shall obtain any third party warranties required under the Shell CD’s and TI CD’s.

D.Change Orders.  After final completion and approval of the Shell CD’s and TI CD’s, Tenant may request changes to the Shell Work or Tenant Improvements, but any changes may only be made through the following change order process (each, a "Change Order", and collectively, "Change Orders").  Upon Tenant’s commercially reasonable request for a change to the Shell Work or Tenant Improvements, including any corresponding changes to the Shell CD’s or TI CD’s, Landlord shall prepare and submit promptly to Tenant a written Change Order setting forth the impact on cost and schedule resulting from the proposed change.  Tenant shall, within five (5) business days following Tenant’s receipt of the proposed Change Order either: (a) execute and return the Change Order to Landlord, or (b) retract its request for the Change Order.  Landlord shall receive a construction management fee of not more than seven percent (7%) on all Change Orders which shall cover Landlord’s (or its construction manager or general contractor’s) profit, overhead, supervision, personnel, office/admin and temporary utilities with respect to said Change Orders.  Tenant shall pay Landlord any actual increase in the cost to construct the Shell Work or the Tenant Improvements resulting from the Change Order in accordance with Exhibit B.  Landlord shall not be obligated to commence any work set forth in a Change Order until such time as Tenant has delivered to Landlord the Change Order executed by Tenant.

E.Warranty.  Landlord hereby warrants the Leased Premises, including all Shell Work and Tenant Improvements, for a period of one (1) year from the Commencement Date against defects in materials and workmanship, ordinary wear and tear excepted.  The foregoing warranty covers all materials, labor and equipment for repairs, but do not cover consequential damages, such as lost profits or opportunity, incurred by the Tenant.  In addition to the foregoing, upon the Commencement Date of the Leased Premises, Landlord shall use commercially reasonable efforts to enforce for the benefit of Tenant all warranties and guaranties relating to the Leased Premises and any and all systems contained therein.  Landlord shall provide Tenant with copies of all warranties and guaranties applicable to the Leased Premises within sixty (60) days after the Commencement Date, and Landlord shall consult with Tenant as to the application and restrictions applicable to all such warranties and guaranties.  Tenant shall not take any action which shall invalidate any of the foregoing warranties or guarantees and shall provide Landlord with written notice of all warranty claims.  Tenant will notify Landlord, within ten (10) days or such shorter period as required by any warranty, of its discovery of any potential problems which may be covered under the foregoing warranties.  Without limiting Landlord’s duty to perform repairs under any warranties contained herein, the extent and performance of any repairs required under the foregoing warranties will be mutually agreed to between Landlord and Tenant so as to minimize the disruption to Tenant’s use of the Leased Premises.  Notwithstanding the foregoing, the warranty and Landlord’s obligations to correct any work hereunder excludes defects or damage caused by (1) abuse, modification, or improper maintenance, installation or operation by Tenant or its agents, contractors, employees or invitees, (2) damages or defects caused by Tenant or its agents, contractors, employees or invitees, or (3) normal wear and tear under normal usage.

F.Timing.  ~~Provided Tenant executes this Lease and delivers it to Landlord on or before __________, 2014 (an electronic copy will be sufficient for purposes of this paragraph), if Landlord fails to deliver to Tenant the Leased Premises as Substantially Complete within sixty (60) days of the Target Commencement Date and such delay to deliver the Leased Premises is, in either case, not due to Force Majeure (as defined in Section 16.03 of this Lease)~~, an extension as agreed to by the parties in an executed Change Order ~~or Tenant Delay (as defined in Exhibit B), then, from the sixty-first (61st) day after the Target Commencement Date until the Leased Premises is delivered to Tenant, Tenant shall be entitled to an abatement of one (1) day’s Minimum Annual Rent for each day of delay.~~  Such abatement rights shall be Tenant’s sole remedy for Landlord’s failure to deliver the Leased Premises as set forth above, and Tenant shall not be entitled to damages (consequential or otherwise) as a result thereof.  Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to deliver the Leased Premises to Tenant for such fixturing in accordance with the Project Schedule.

G.Tenant’s Representative.  Tenant hereby designates Ron Mumaw, Director of Real Estate & Facilities (email:  ron.mumaw@inin.com and telephone number 317-493-4559) and Amanda Wilson, Manager of Facilities (email:  amanda.wilson@inin.com and telephone number 317-957-1991)  to be its representatives, who each shall be fully acquainted with the project and who each shall have the authority to approve, issue and execute the Shell CD’s, TI CD’s and Change Orders, render decisions promptly and furnish such information to Landlord in time to meet the deadlines provided for in the Project Schedule and to otherwise make decisions hereunder on behalf of Tenant.

Section 2.03.  Tenant's Acceptance of the Leased Premises.    – Intentionally Omitted

Section 2.04.  Surrender of the Premises.

Upon the expiration or earlier termination of this Lease, Tenant shall immediately surrender the Leased Premises to Landlord in broom-clean condition and in good order, condition and repair except for ordinary wear and tear, condemnation and damage which Tenant is not obligated to repair.  Tenant shall remove its personal property, computer equipment, data and telephone wiring and cabling (including above ceiling, below raised floors and behind walls) in the Leased Premises, at its sole cost and expense.

Tenant shall, at its expense, promptly repair any damage caused by any such removal, and shall restore the Leased Premises to the condition existing prior to the installation of the items so removed except for ordinary wear and tear, condemnation and damage which Tenant is not obligated to repair.    All Tenant property which is not removed by the later of (i) ten (10) days following Landlord's written demand therefore or (ii) termination hereof shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of such property at Tenant's cost without incurring any liability to Tenant.  The provisions of this section shall survive the expiration or other termination of this Lease.

Section 2.05.  Holding Over.

If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, with Landlord's consent, Tenant shall become a tenant from month to month at One Hundred Twenty-five Percent (125%) of the Monthly Rental Installment and Annual Rental Adjustment for the Leased Premises in effect upon the date of such expiration or earlier termination, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable.  Acceptance by Landlord of rent after expiration or earlier termination of the Lease Term shall not result in a renewal of this Lease.  Notwithstanding such month-to-month tenancy, Tenant shall vacate and surrender the Leased Premises to Landlord upon Tenant being given thirty (30) days' prior written notice from Landlord to vacate which notice may be given at any time during a month.  This Section 2.04 shall in no way constitute a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of the Lease Term, nor limit Landlord's remedies in such event.

ARTICLE 3 - RENT

Section 3.01.  Base Rent.

Tenant shall pay to Landlord the Minimum Annual Rent in the Monthly Rental Installments in advance, without deduction or offset on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term.  The Monthly Rental Installments for any partial calendar month at the beginning or end of the Lease Term shall be prorated.

Section 3.02.  Annual Rental Adjustment Definitions.

A."Annual Rental Adjustment" - shall mean the amount of Tenant's Proportionate Share of Operating Expenses for a particular calendar year as well as one hundred percent (100%) of Real Estate Taxes payable during said calendar year.

B."Operating Expenses" - shall mean the reasonable amount of all of Landlord's costs and expenses paid or incurred in operating, repairing, replacing and maintaining the Building (including the Common Areas as defined below) in good condition and repair for a particular calendar year, including by way of illustration and not limitation: insurance premiums and deductibles; water, sewer, electrical and other utility charges other than the separately billed electrical and other charges paid by Tenant as provided in this Lease; service and other charges incurred in the repair, replacement, operation and maintenance of the elevators and the heating, ventilation and air-conditioning system; cleaning and other janitorial services; tools and supplies; repair costs; landscape maintenance costs; security services; license, permit and inspection fees; management or administrative fees not to exceed three percent (3%) of the gross rents for the Building (exclusive of the Real Estate Taxes paid directly by Tenant pursuant to Section 3.03); supplies, costs, wages and related employee benefits payable for the management, maintenance and operation of the Building; maintenance, repair and replacement of the driveways, parking and sidewalk areas (including snow and ice removal), landscaped areas, and lighting; maintenance and repair costs, dues, fees and assessments incurred under any covenants or owners association (which, if created, shall be according to reasonable and customary standards for Class A office parks) (the "Covenants").  Operating Expenses shall not include the cost of any capital improvement except as follows: reasonable costs and expenses which would, under generally accepted accounting principles, be regarded as operating and maintenance costs and expenses, including those which would normally be amortized over a period not to exceed five (5) years; amortization of capital improvements that produce a net reduction in operating costs together with interest at the rate of ten percent (10%) per annum on the unamortized balance thereof (but not to exceed the amount of the reduction in operating costs); the cost or portion thereof reasonably allocable to the Building or the Land, amortized over such period as Landlord shall reasonably determine, together with interest of ten percent (10%) per annum on the unamortized balance, of any capital improvements made to the Building by Landlord after the date of this Lease which are required under governmental law or regulation that was not applicable to the Building at the time the Building was constructed.

Operating Expenses shall not include expenses incurred by Landlord with regard to: (i) Landlord's warranty obligations hereunder; (ii) replacement of the foundation or structure of the Building, or correction of any construction defect, or restoration or repair of any damage by fire, windstorm or other casualty to the extent covered by insurance  of the type to be maintained by Landlord hereunder; (iii) repairs, replacement or maintenance to the extent directly caused by the negligence or intentional misconduct of Landlord or its affiliates or their  agents, employees or contractors or other tenants of the Building, if any; (iv) expenses incurred at the request of a specific tenant which benefit only that tenant; (v) expenses incurred in leasing or procuring tenants, including tenant finish improvements; (vi) legal expenses or costs incidental to any disputes or negotiations with tenants or mortgagees; (vii) interest or principal payments (or late charges, fees or premiums) on any mortgage or other similar indebtedness of Landlord; (viii) any ground lease rental; (ix) rental for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement which is specifically excluded in this Section; (x) costs incurred by Landlord due to violation by Landlord or other tenants of the Building, if any, of the terms and conditions of any lease of space in the Building; (xi) advertising and promotional expenditures, and costs of signs in or on the Building identifying the owner of the Building or other tenants' signs, excluding interior Building signage/directionals; (xii)  Real Estate Taxes which are paid directly by Tenant pursuant to Section 3.03; (xiii) costs resulting from Landlord's breach hereof; (xiv) any depreciation allowance or other expense of charge in respect to any capital improvements, except as otherwise specifically provided in this Lease; (xv) any cost billed to and paid directly or reimbursed by a tenant or for which Landlord is otherwise reimbursed in any manner; or (xvi) cost for which Landlord has been compensated by management or administrative fee.

C."Tenant's Proportionate Share of Operating Expenses" - shall be an amount equal to the remainder of (i) the product of Tenant's Building Expense Percentage times the Building Operating Expenses less (ii) Landlord's Share of Operating Expenses, provided that such amount shall not be less than zero.

D."Real Estate Taxes" - shall include (i) any form of real estate tax or assessment or service payments in lieu thereof, and (ii) any license fee, commercial rental tax, improvement bond or other similar charge or tax (other than inheritance, income or estate taxes) imposed upon the Building or Common Areas (or against Landlord's business of leasing the Building) in lieu of real estate taxes, assessments or revise payments during the Lease Term by any authority having the power to so charge or tax, together with reasonable costs and expenses of contesting the validity or amount of Real Estate Taxes.

E."Common Areas" - shall mean the areas of the Building and the Land which are designed for use in common by all tenants of the Building and their respective employees, agents, customers, invitees and others, and includes, by way of illustration and not limitation, entrances and exits, hallways and stairwells, elevators, restrooms, sidewalks, driveways, parking areas, landscaped areas and other areas as may be designated by Landlord as part of the Common Areas of the Building.  Tenant shall have the exclusive right to the use of the Common Areas except that Landlord shall have the right to permit others to use the Common Areas for nominal uses, such as jogging on marked trails and sidewalks, and to grant easements for utilities.  Landlord shall not reduce or materially modify any portion of the Common Areas without Tenant's written consent.

Section 3.03.  Payment of Additional Rent.

In addition to the Minimum Annual Rent specified in this Lease, Tenant shall pay to Landlord as "Additional Rent" for the Leased Premises, in each calendar year or partial calendar year, during the Lease Term, an amount equal to the Annual Rental Adjustment excluding Real Estate Taxes for such calendar year or partial calendar year.  In the case of the calendar year of the Commencement Date, Landlord shall provide such notice prior to the Commencement Date.  The Annual Rental Adjustment excluding Real Estate Taxes shall be estimated annually by Landlord, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year.  Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Annual Rental Adjustment excluding Real Estate Taxes.  If the cost of utility, janitorial or other services increase during a calendar year, Landlord may increase the estimated Annual Rental Adjustment excluding Real Estate Taxes during such year by giving Tenant written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Annual Rental Adjustment excluding Real Estate Taxes for the remainder of the year divided by the number of months remaining in such year.  Within a reasonable time after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing the actual Annual Rental Adjustment excluding Real Estate Taxes.  Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next rent payment or payments due from Tenant, as the case may be, the difference between the actual Annual Rental Adjustment excluding Real Estate Taxes for the preceding calendar year and the estimated amount paid by Tenant to Landlord during such year.  In addition, Tenant shall pay, before delinquency, any and all Real Estate Taxes as defined in Section 3.02.D, above, directly to the appropriate taxing authority.  If Tenant fails for any reason to pay the Real Estate Taxes when same is due and payable, Landlord shall have the right, but not the obligation, to pay the Real Estate Taxes directly to the taxing authority and Tenant shall immediately reimburse Landlord for the cost thereof.  Such amount shall accrue interest from the date Landlord pays such amount, pursuant to Section 3.04, below, shall include any penalties, late fees and any interest assessed due to such delinquency.

Tenant or its accountants shall have the right to inspect, at reasonable time and in a reasonable manner, during the one hundred twenty (120) day period following the delivery of Landlord's statement of the actual amount of the Annual Rental Adjustment excluding Real Estate Taxes, such of Landlord's books of account and records as pertain to and contain information concerning such costs and expenses for the Building for the prior calendar year in order to verify the amounts thereof.

In the event the first audit discloses (i) errors made during the prior calendar year which, when totaled, indicate that the sum overcharged to and paid by Tenant, exceeds five percent (5%) of the Annual Rental Adjustment excluding Real Estate Taxes plus Landlord's Share of Operating Expenses (the "Total Expenses"), the audit shall be at the expense of Landlord, not to exceed Two Thousand Five Hundred Dollars ($2,500.00), or (ii) no errors or an error which equals or is less than five percent (5%) of the Total Expenses, the audit shall be at the expense of Tenant.

For each subsequent audit, where the audit discloses errors exceeding five percent (5%) of the Total Expenses, Landlord shall pay for such audit and, if the audit discloses errors equal to or less than five percent (5%) of the Total Expenses, Tenant shall pay the costs of the audit.  If Landlord spends more than eight (8) hours to accommodate Tenant's right to audit hereunder, Tenant shall also pay to Landlord as additional rent Seventy-five Dollars ($75.00) per hour for each additional hour that Tenant's audit takes of Landlord's property manager's or asset manager's time, provided such audit discloses no error or an error greater than five percent (5%) of the Total Expenses.  The results of the audit (regardless of the degree of the error, if any) shall be binding upon Landlord and Tenant, and Landlord shall thereafter, if appropriate, change its method of calculating the Operating Expenses consistent with the results of the audit.  Tenant agrees to hold the information obtained from such audit confidential and shall not disclose the same without Landlord's express written permission except as necessary to enforce the Lease or protect Tenant's rights hereunder.

If Tenant shall not elect to cause an audit within the time period permitted hereby, then Landlord's statement shall be conclusively deemed to have been approved and accepted by Tenant.  Pending resolution of any dispute with respect to statements of Tenant's Annual Rental Adjustment, Tenant shall pay its Annual Rental Adjustment as shown on such statement, and upon final determination of the amount of Tenant's Annual Rental Adjustment, Landlord shall promptly refund any overpayment to Tenant or Tenant shall promptly pay any amount due to Landlord, as applicable.

Section 3.04.  Late Charges.

Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to timely pay any payment required hereunder.  Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue, such unpaid amount shall bear interest from the due date thereof to the date of payment at the prime rate (as defined by a bank or financial institution used by Landlord) of interest ("Prime Rate") plus six percent (6%) per annum.

Section 3.05.  Maximum Increase in Operating Expenses.

Notwithstanding anything in this Lease to the contrary, Tenant will be responsible for Tenant's Proportionate Share of Real Estate Taxes, insurance premiums, utilities, janitorial services, snow removal, landscaping, charges assessed against the Building pursuant to any covenants or owner's association and capital improvements ("Uncontrollable Expenses"), without regard to the level of increase in any or all of the above in any year or other period of time.  Tenant's obligation to pay all other Building Operating Expenses that are not Uncontrollable Expenses (herein "Controllable Expenses") shall be limited to a six percent (6%) per annum increase over the amount the Controllable Expenses per rentable square foot for the immediately preceding calendar year would have been had the Controllable Expenses per rentable square foot increased at the rate of six percent (6%) in all previous calendar years beginning with the actual Controllable Expenses per rentable square foot for the year ending December 31, 2018.

ARTICLE 4 - SECURITY DEPOSIT – INTENTIONALLY OMITTED

ARTICLE 5 - OCCUPANCY AND USE

Section 5.01.  Use.

The Leased Premises shall be used by Tenant for the Permitted Use and for no other purposes without the prior written consent of Landlord.

Section 5.02.  Covenants of Tenant Regarding Use.

Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, (ii) comply with the Covenants and all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force applicable to Tenant's use or occupancy of the Leased Premises, including without limitation those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration by Tenant to, the Leased Premises after Tenant's occupancy thereof, (iii) comply with and obey all reasonable directions of Landlord, including the Building Rules and Regulations attached hereto as Exhibit C.  Tenant shall not use the Leased Premises, or allow the Leased Premises to be used, for any purpose or in any manner which would invalidate any policy of insurance now or hereafter carried on the Building or increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord for any increase in premium charged.

Section 5.03.  Landlord's Rights Regarding Use.

In addition to the rights specified elsewhere in this Lease, Landlord shall have the following rights regarding the use of the Leased Premises or the Common Areas, each of which may be exercised without notice or liability to Tenant except as herein provided to the contrary: (a) if Tenant or a Permitted Transferee does not lease one hundred percent (100%) of the Building, Landlord may install such signs, advertisements or notices or tenant identification information on the directory board or tenant access doors as it shall deem necessary or proper; provided the same does not materially interfere with access to the Leased Premises; (b) if Tenant or a Permitted Transferee does not lease one hundred percent (100%) of the Building, Landlord shall have the right at any time to control, change but not materially diminish or otherwise alter the Common Areas in such manner as it reasonably deems necessary; (c) Landlord, its employees and agents and any mortgagee of the Building shall have the right to enter any part of the Leased Premises at reasonable times and upon reasonable notice and with the presence of a Tenant representative (except in the case of an emergency) for the purposes of examining or inspecting the same, showing the same to prospective purchasers, mortgagees or tenants and making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may deem necessary or desirable.  Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor; providing Landlord shall use commercially reasonable efforts to minimize interference with Tenant's use of the Leased Premises in the exercise of its rights hereunder.  Notwithstanding anything contained herein to the contrary, Landlord hereby acknowledges that Tenant maintains sensitive material within the Leased Premises and in the event Landlord, its employees and/or agents enter the Leased Premises (subject to the notice and presence of a Tenant representative to the extent required in the prior sentence), such individuals shall endeavor to exercise due care in maintaining the security of the Leased Premises and, if such entry is after normal working hours, shall secure the Leased Premises following such entry.

ARTICLE 6 - UTILITIES AND OTHER BUILDING SERVICES

Section 6.01.  Services to be Provided.

Provided Tenant is not in Default, Landlord shall furnish to Tenant, except as noted below, the following utilities and other building services to the extent reasonably necessary for Tenant's comfortable use and occupancy of the Leased Premises for the Permitted Use or as may be required by law or directed by governmental authority:

(a)Heating, ventilation and air-conditioning between the hours of 7:00 a.m. and 8:00 p.m. Monday through Friday and, upon Tenant’s written request, 7:00 a.m. to 1:00 p.m. on Saturday of each week except on legal holidays and HVAC twenty-four (24) hours per day, seven (7) days per week, for the computer labs identified on the construction documents. The following indoor conditions shall be maintained within all occupied spaces:

Summer:73°F DB @ 60% maximum relative humidity (by system design without reheat)

Winter:72°F DB (without credit for internal gains or solar contribution) (no humidity control required)

Indoor conditions must be maintained within less than 1.5°F mean deviation from temperature specified. The relative humidity is a maximum condition and is not to be exceeded;

(b)Electrical current not to exceed seven (7) watts per square foot; provided, however, additional wattage not to exceed fifteen (15) watts per square foot shall be provided to the HVAC system and computer labs (approximately 7,000 square feet);

(c)Water in the Common Areas and Leased Premises for lavatory and drinking purposes;

(d)Automatic elevator service;

(e)Cleaning and janitorial service in the Leased Premises and Common Areas on Monday through Friday of each week except legal holidays; provided, however, Tenant shall be responsible for carpet cleaning other than routine vacuuming;

(f)Washing of windows at intervals reasonably established by Landlord;

(g)Replacement of all lamps, bulbs, starters and ballasts in Building standard lighting (Landlord's standard tenant finish improvements being described in Exhibit B) as required from time to time as a result of normal usage;

(h)Cleaning and maintenance of the Common Areas, including the removal of rubbish, ice and snow; and

(i)Except as otherwise provided in this Lease, repair and maintenance of the Leased Premises, the Building and Common Areas.

(j)Access to the Leased Premises twenty-four (24) hours a day, seven (7) days a week.

Upon reasonable advance written notice, the foregoing services may be increased or decreased at the reasonable request of Tenant. In the event of utility deregulation, Landlord shall choose the utility service provider.  Charges for utilities and services provided by Landlord, if any, shall not exceed the charges that would have been payable if such utilities and services had been directly billed by the utilities or service providers to Tenant.

Section 6.02.  Additional Services.

If Tenant requests any other utilities or building services in addition to those identified above or any of the above utilities or building services in frequency, scope, quality or quantity substantially greater than those which Landlord reasonably determines are normally required by tenants in comparable office buildings conducting operations similar to Tenant, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or building services.  In the event Landlord is able to and does furnish such additional utilities or building services, the costs thereof shall be borne by Tenant, who shall reimburse Landlord monthly for the same as additional rent at the same time Monthly Rental Installments and other additional rent is due.

If any lights, density of staff, machines or equipment used by Tenant in the Leased Premises materially affect the temperature otherwise maintained by the Building's air-conditioning system or generate substantially more heat in the Leased Premises than that which would normally be generated by that typically used by tenants in comparable office buildings and such usage materially overburden the Building's systems and equipment, then Landlord shall have the right to install any machinery or equipment which Landlord considers reasonably necessary in order to correct such material overburden, including equipment which modifies the Building's air-conditioning system; provided, however, Landlord shall consult with Tenant prior to installation of any such machinery or equipment.  All reasonable costs expended by Landlord to install any such machinery and equipment and any additional costs of operation and maintenance occasioned thereby shall be borne by Tenant, who shall reimburse Landlord for the same as provided in this Section 6.02.

Section 6.03.  Interruption of Services.

Tenant understands, acknowledges and agrees that any one or more of the utilities or other building services identified in Section 6.01 may be interrupted by reason of accident, emergency or other causes beyond Landlord's control, or may be discontinued or diminished temporarily by Landlord or other persons until certain repairs, alterations or improvements can be made.  Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder.

Notwithstanding anything in this Lease to the contrary, Landlord shall use commercially reasonable efforts to promptly restore utility service and in the event restoration of service is within Landlord's control and Landlord fails to use commercially reasonable efforts to restore such service within a reasonable time, thereby causing all or a material portion of the Leased Premises to be rendered untenantable (meaning that Tenant is unable to use such space in the normal course of its business) by Tenant for the use permitted under this Lease for more than three (3) consecutive days after notice from Tenant to Landlord that such service has been interrupted, Minimum Annual Rent and Annual Rental Adjustment shall abate on a per diem basis in the proportion which the untenantable portion of the Leased Premises bears to the total area of the Leased Premises for each day after such three (3) day period during which the Leased Premises remain untenantable.

ARTICLE 7 - REPAIRS, MAINTENANCE AND ALTERATIONS

Section 7.01.  Repair and Maintenance of Building.

Landlord shall make all necessary repairs to the Building, including the exterior walls, exterior doors, windows, corridors and other Common Areas, and Landlord shall keep the Building and the Common Areas in a safe, clean and neat condition and use reasonable efforts to keep all equipment used in connection therewith in good condition and repair, the costs of which shall be included in Operating Expenses to the extent provided in Section 3.02, provided, however, that to the extent any of the foregoing items require repair because of the negligence, misuse or default of Tenant, its employees or agents, Landlord shall make such repairs solely at Tenant's expense except to the extent covered by insurance of the type to be maintained by Landlord hereunder.

Section 7.02.  Repair and Maintenance of Leased Premises.

Landlord shall keep and maintain the Leased Premises in good order, condition and repair, the costs of which shall be included in Operating Expenses to the extent provided in Section 3.02, provided, however, that to the extent any items in the Leased Premises require repair because of the negligence, misuse or default of Tenant, its employees or agents, Landlord shall make such repairs solely at Tenant's expense except to the extent covered by insurance of the type to be maintained by Landlord hereunder.

Section 7.03.  Alterations.

Tenant shall not permit alterations in or to the Leased Premises unless and until the plans have been approved by Landlord in writing, which approval as to interior non-structural alterations shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Tenant shall have the right without Landlord's consent, and in compliance with all other provisions of this Section, to make any non-structural alterations to the Leased Premises which do not materially impact the Building's mechanical or electrical systems, do not adversely affect the Building's appearance or value, and the cost of which does not exceed Forty  Five Thousand and 00/100 Dollars ($45,000.00) in the aggregate, provided that Tenant gives Landlord fifteen (15) days prior written notice of any such alterations, along with copies of plans and specifications relating thereto.  As a condition of such approval (or, with respect to any alterations permitted to be made by Tenant hereunder without Landlord's approval), Landlord hereby agrees that, upon written request by Tenant, at the time that Tenant is contemplating alterations, Landlord will inform Tenant as to whether such proposed alterations will be required to be removed by Tenant and restore the Leased Premises at the end of the Lease Term; otherwise, all such alterations shall at Landlord's option become a part of the realty and the property of Landlord, and shall not be removed by Tenant.  Tenant shall ensure that all alterations shall be made in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and of quality equal to or better than the original construction of the Building.  No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute a consent by Landlord to the creation of any lien.  If any lien is filed against the Leased Premises for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record within thirty (30) days after filing.  Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys' fees in connection with any construction or alteration under this Section 7.03, not performed by Landlord or an affiliate, and any related lien.

Section 7.04.  Trade Fixtures.

Any trade fixtures installed on the Leased Premises by Tenant at its own expense, such as movable partitions, counters, shelving, showcases, mirrors and the like, may, and, at the request of Landlord, shall be removed on the expiration or earlier termination of this Lease, provided that Tenant is not then in default, that Tenant bears the cost of such removal, and further that Tenant repairs at its own expense any and all damage to the Leased Premises resulting from such removal.  If Tenant fails to remove any and all such trade fixtures from the Leased Premises on the expiration or earlier termination of this Lease, all such trade fixtures shall become the property of Landlord unless Landlord elects to require their removal, in which case Tenant shall, at its expense, promptly remove the same and restore the Leased Premises to their prior condition.

ARTICLE 8 - CASUALTY

Section 8.01.  Casualty.

In the event of total or partial destruction of the Building or the Leased Premises by fire or other casualty, Landlord agrees to promptly restore and repair the Building or Leased Premises; provided, however, Landlord's obligation hereunder shall be limited to the reconstruction of the Building, Leased Premises,   the Tenant Finish Improvements as were originally required to be made by Landlord and the Tenant Improvements as set forth in this Lease.  Landlord shall give Tenant written notice within thirty (30) days of the casualty of Landlord's estimated date to complete such restoration and repair.  In the event that such notice discloses that such date of completion is more than one hundred eighty (180) days from the casualty date, Landlord and Tenant shall endeavor in good faith to agree upon a schedule for the completion of such repair or rebuilding.  If no such agreement is reached within thirty (30) days of Tenant's receipt of notice estimating the date of completion, Tenant may terminate this Lease, effective upon the date of casualty, by delivery of written notice thereof to Landlord within fifteen (15) days of the expiration of the thirty (30) day negotiating period identified above.  Rent shall proportionately abate during the time that the Leased Premises or part thereof are unusable because of any such damage until substantial completion of the restoration.  Notwithstanding the foregoing, if the Leased Premises are destroyed by a casualty which is not covered by the insurance required hereunder or, if covered, such insurance proceeds are not released by any mortgagee entitled thereto or are insufficient to rebuild the Building, then Landlord may, upon thirty (30) days' written notice delivered to Tenant within thirty (30) days of the casualty, terminate this Lease with respect to matters thereafter accruing.  All restoration shall comply with all construction requirements imposed hereby on the original construction of the Building, Leased Premises, the original Tenant Finish Improvements or the Tenant Improvements.

Section 8.02.  All Risk Coverage Insurance.

During the Lease Term, Landlord shall maintain all risk coverage insurance on the Building, including the Leased Premises, for the full replacement value of the Building, against loss or damage by fire or other casualty (namely, the perils against which insurance is afforded by a standard fire insurance policy and extended coverage endorsement) and plate glass insurance, but shall not protect Tenant's property on the Leased Premises or the Building; and, notwithstanding the provisions of Section 9.01 and Section 9.03, neither party shall be liable for any damage to the other's property, regardless of cause, including the negligence of either party and its employees, agents and invitees.  Notwithstanding anything contained in this Lease to the contrary, Landlord (and its affiliates, property managers and mortgagees) and Tenant (and its affiliates) hereby waive any rights each may have against the other on account of any loss of or damage to their respective property, the Leased Premises, its contents, or other portions of the Building or Common Areas arising from any risk which is required to be insured against by Section 9.02(ii),  Section 9.02(iii) and this Section 8.02.  The special form property insurance policies and worker's compensation insurance policies maintained by Landlord and Tenant as provided in this Lease shall include an endorsement containing an express waiver of any rights of subrogation by the insurance company against Landlord and Tenant, as applicable.

ARTICLE 9 - LIABILITY INSURANCE

Section 9.01.  Tenant's Responsibility.

Tenant shall assume the risk of, be responsible for, have the obligation to insure against, and indemnify Landlord and hold it harmless from any and all liability for any loss of or damage or injury to any person (including death resulting therefrom) or property (other than Landlord's property as provided in Section 8.02) occurring in the Leased Premises, regardless of cause, except for any loss or damage from fire or other casualty as provided in Section 8.02 and except for that caused by the negligence of Landlord or its employees, agents, customers and invitees; and Tenant hereby releases Landlord from any and all liability for the same.  Tenant's obligation to indemnify Landlord hereunder shall include the duty to defend against any claims asserted by reason of such loss, damage or injury and to pay any judgments, settlements, costs, fees and expenses, including attorneys' fees, incurred in connection therewith.  This provision shall survive the expiration or earlier termination of this Lease.

Section 9.02.  Tenant's Insurance.

Tenant shall carry general public liability and property damage insurance, issued by one or more insurance companies reasonably acceptable to Landlord, with the following minimum coverages:

(i)Liability Insurance.  Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent covering Tenant's use of the Leased Premises against claims for bodily injury or death or property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $6,000,000 for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(ii)Property Insurance.  Special Form Insurance in the amount of the full replacement cost of Tenant's Property (including, without limitation, alterations or additions performed by Tenant pursuant hereto, but excluding those improvements, if any, made pursuant to Section 2.02 above), which insurance shall waive coinsurance limitations.

(iii)Worker's Compensation Insurance.  Worker's Compensation insurance in amounts required by applicable law; provided, if there is no statutory requirement for Tenant, Tenant shall obtain Worker's Compensation insurance coverage.

(iv)Business Interruption Insurance.  Business Interruption Insurance with limits of not less than an amount equal to two (2) years rent hereunder.  Notwithstanding the foregoing, Tenant may elect not to carry Business Interruption Insurance; provided, however, that in such event Tenant shall release Landlord from any and all liability arising during the Lease Term that would have been covered by such Business Interruption Insurance had Tenant elected to carry such coverage.

(v)Automobile Insurance.  Comprehensive Automobile Liability Insurance insuring bodily injury and property damage arising from all owned, non-owned and hired vehicles, if any, with minimum limits of liability of $1,000,000 combined single limit, per accident.

All insurance required to be carried by Tenant hereunder shall (i) be issued by one or more insurance companies reasonably acceptable to Landlord, licensed to do business in the State in which the Leased Premises is located and having an AM Best's rating of A IX or better, and (ii) provide that said insurance shall not be materially changed, canceled or permitted to lapse on less than thirty (30) days' prior written notice to Landlord.  In addition, Tenant shall name Landlord, Landlord's managing agent, and any mortgagee requested by Landlord, as additional insureds under its commercial general liability, excess and umbrella policies (but only to the extent of the limits required hereunder).  On or before the Commencement Date (or the date of any earlier entry or occupancy by Tenant), and thereafter, within thirty (30) days prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 25 (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, and that with the exception of Workers Compensation insurance, such insurance is primary and non-contributory.  Upon Tenant's receipt of a request from Landlord, Tenant shall provide Landlord with copies of certificates of insurance, evidencing the coverages required hereunder.  If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance or copies of insurance policies (if applicable), Landlord may obtain such insurance on Tenant's behalf and Tenant shall reimburse Landlord upon demand for the cost thereof as Additional Rent.  Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of similar buildings in the area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types.

Section 9.03.  Landlord's Responsibility.

Landlord shall assume the risk of, be responsible for, have the obligation to insure against, and indemnify Tenant and hold it harmless from, any and all liability for any loss of or damage or injury to person (including death resulting therefrom) or property (other than Tenant's property as provided in Section 8.02) occurring in, on or about the Common Areas, regardless of cause, except for that caused by the sole negligence of Tenant and its employees, agents, customers and invitees; and Landlord hereby releases Tenant from any and all liability for the same.  Landlord's obligation to indemnify Tenant hereunder shall include the duty to defend against any claims asserted by reason of such loss, damage or injury and to pay any judgments, settlements, costs, fees and expenses, including attorneys' fees, incurred in connection therewith.  This provision shall survive the expiration or earlier termination of this Lease.

Section 9.04.  Landlord's Insurance.

In addition to the insurance required under Section 8.02, Landlord shall keep in full force and effect during the term of this Lease public liability and property damage insurance in standard form with respect to the Building and the Common Areas and the operation thereof having a minimum limit of combined coverage of bodily injury and property damage of not less than Six Million Dollars ($6,000,000.00).  Landlord shall provide Tenant with copies of certificates of insurance evidencing all required coverage under Section 8.02 and Section 9.04.  In addition, Landlord shall name Tenant as an additional insured on such insurance policy or policies and furnish Tenant with a certificate of insurance upon request.  In addition to the foregoing, it is the policy of the named Landlord herein that all third party service providers that enter the Common Areas maintain commercially reasonable insurance in connection with such party’s activities within the Common Areas.

ARTICLE 10 - EMINENT DOMAIN

If all or any substantial part of the Building or Common Areas shall be acquired by the exercise of eminent domain, Landlord or Tenant may terminate this Lease by giving written notice to the other party within fifteen (15) days after possession thereof is so taken.  If all or any part of the Building, Leased Premises or Common Areas shall be acquired by the exercise of eminent domain so that the Leased Premises shall become untenantable by Tenant and inadequate for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord within fifteen (15) days after possession thereof is so taken.  All damages awarded shall belong to Landlord; provided, however, that Tenant may claim dislocation damages if such amount is not subtracted from Landlord's award.  If a part of the Leased Premises, Building or Common Areas shall be taken or conveyed but the remaining part is tenantable and adequate for Tenant's use, then this Lease shall be terminated as to the part taken or conveyed as of the date Tenant surrenders possession; Landlord shall make such repairs, alterations and improvements as may be necessary to render the part not taken or conveyed tenantable to the extent the condemnation award proceeds received by Landlord are sufficient therefor; and the rent shall be reduced in proportion to the part of the Leased Premises so taken or conveyed.

ARTICLE 11 - ASSIGNMENT AND SUBLEASE

Tenant shall not assign this Lease or sublet the Leased Premises in whole or in part without Landlord's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.  In the event of any permitted assignment or subletting to a Permitted Transferee, Tenant shall be released from further liability hereunder with regard to such assigned or sublet portion of the Leased Premises for the term of same.  The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises.  Without in any way limiting Landlord's right to refuse to consent to any assignment or subletting of this Lease, Landlord reserves the right to refuse to give such consent if in Landlord's reasonable opinion the Leased Premises or Building are or may be in any way adversely affected by the business reputation of the proposed assignee or subtenant is unacceptable.  If Landlord refuses to give its consent to any proposed assignment or subletting of all or substantially all of the Leased Premises, Landlord may, at its option, within thirty (30) days after receiving notice of the proposal, terminate this Lease by giving Tenant one hundred twenty (120) days' prior written notice of such termination, whereupon each party shall be released from all further obligations and liability hereunder.  Notwithstanding the foregoing, Tenant may assign the Lease or sublease all or any portion of the Leased Premises without Landlord's consent to any of the following (a "Permitted Transferee"):  (i) any successor corporation or other entity resulting from a public offering, merger or consolidation of Tenant; (ii) any purchaser of all or substantially all of Tenant's assets; or (iii) any entity which controls, is controlled by, or is under common control with Tenant.  Tenant shall give Landlord thirty (30) days prior written notice of such assignment or sublease.  Any Permitted Transferee shall assume in writing all of Tenant's obligations under this Lease.  Tenant shall nevertheless at all times remain fully responsible and liable for the payment of rent and the performance and observance of all of Tenant's other obligations under this Lease.  Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute a Default hereunder.

ARTICLE 12 - TRANSFERS BY LANDLORD

Section 12.01.  Sale of the Building.

Landlord shall have the right to sell the Building at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability hereunder after the date of such conveyance, provided the new owner assumes all liability hereunder.

Section 12.02.  Subordination and Estoppel Certificate.

Landlord shall have the right to subordinate this Lease to any mortgage presently existing or hereafter placed upon the Building by so declaring in such mortgage, provided the mortgagee executes a non-

disturbance, attornment and subordination agreement reasonably acceptable to Tenant.  Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any instrument reasonably necessary to confirm the subordination of this Lease and an estoppel certificate in such form as Landlord may reasonably request certifying (i) that, as to Tenant, this Lease is in full force and effect and unmodified or stating the nature of any modification, (ii) the date to which rent has been paid, (iii) that there are not, to Tenant's actual knowledge, any uncured defaults or specifying such defaults if any are claimed, and (iv) any other matters or state of facts reasonably required respecting the Lease, provided that such matters or state of facts are limited to Tenant's actual knowledge.  Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building.  Notwithstanding the foregoing, if the mortgagee shall take title to the Leased Premises through foreclosure or deed in lieu of foreclosure, Tenant shall be allowed to continue in possession of the Leased Premises as provided for in this Lease so long as Tenant shall not be in default.    Landlord represents that the Building is not encumbered by a mortgage as of the Effective Date.  Landlord will use commercially reasonable efforts to obtain a non-disturbance agreement from any future mortgagee of the Building within thirty (30) days after the recording of any future mortgage.

ARTICLE 13 - DEFAULT AND REMEDY

Section 13.01.  Default.

The occurrence of any of the following shall be a "Default":

(a)Tenant fails to pay any Monthly Rental Installment or Additional Rent within ten (10) days after the same is due, or Tenant fails to pay any other amounts due Landlord from Tenant within thirty (30) days after written notice thereof from Landlord to Tenant.

(b)Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after notice thereof from Landlord; provided, however, that if the nature of Tenant's default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the required action within a reasonable time.

(c)Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.

(d)All or substantially all of Tenant's assets in the Leased Premises or Tenant's interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); the admission in writing by Tenant that Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter.

In addition to the above Defaults, the parties agree that if there shall be three (3) or more Defaults under paragraph (a) of this section during any twelve (12) month period, regardless of whether such Defaults are ultimately cured, then such Defaults shall, at Landlord's option, represent a separate Default.

Section 13.02.  Remedies.

Upon the occurrence of any Default, Landlord shall have the following rights and remedies, in addition to those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:

(a)Landlord may re-enter the Leased Premises and cure any Default of Tenant, and Tenant shall reimburse Landlord as additional rent for any costs and expenses which Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord's action.

(b)Landlord may terminate this Lease and thereafter (i) neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises, and Tenant shall immediately surrender the Leased Premises to Landlord; and (ii) Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means and may remove their effects, without prejudice to any other remedy which Landlord may have.  Upon the termination of Tenant's right to possession of the Leased Premises, with or without terminating this Lease, Landlord may declare the present value discounted at a rate of ten percent (10%) of all rent which would have been due under this Lease for the balance of the Lease Term less the present value discounted at the rate of ten percent (10%) of all net rent that Landlord reasonably estimates that Landlord will receive via a reletting of the Leased Premises for the balance of the Lease Term after taking into account anticipated vacancy periods, to be immediately due and payable, whereupon Tenant shall be obligated to pay the same to Landlord.  In addition, Tenant shall pay to Landlord all costs and expenses which Landlord may incur by reason of Tenant's Default ("Default Damages"), which shall include without limitation expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements and brokers' and attorneys' fees, it being expressly understood and agreed that the liabilities and remedies specified in this subsection (b) shall survive the termination of this Lease.

(c)Landlord may, without terminating this Lease, re-enter the Leased Premises and re-let on a commercially reasonable terms all or any part thereof for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be immediately obligated to pay to Landlord as liquidated damages the present value (as calculated in subsection (b) above of the difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term, together with all of Landlord's Default Damages.

(d)Landlord may sue for injunctive relief or to recover damages for any loss resulting from the breach.

(e)If Landlord terminates this Lease or Tenant's right to possession, Landlord's duty to mitigate its damages under this Lease shall be as follows:   (1) Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space in other buildings which it leases, and (2) Landlord shall not be deemed to have failed to mitigate if it incurs costs and expenses for repairs, maintenance, changes, alterations and improvements to the Leased Premises (whether to prevent damage or to prepare the Leased Premises for reletting), brokerage commissions, advertising costs, attorneys' fees, any economic incentives given to replacement tenants, and costs of collecting rent from replacement tenants.  The obligations set forth in this paragraph shall not serve to shift the burden of proof from Tenant to Landlord with respect to proving whether or not Landlord mitigated its damages.

Section 13.03.  Landlord's Default and Tenant's Remedies.

Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same.  Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder.  Notwithstanding the foregoing, it shall be a default under and breach of this Lease by Landlord if it shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease, which failure prevents Tenant from conducting its normal business operations in the Leased Premises, for a period of ten (10) days after written notice thereof from Tenant; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is of such nature that the same cannot reasonably be performed within such ten-day period, such default shall be deemed to have been cured if Landlord commences such performance within said ten-day period and thereafter diligently undertakes to complete the same and does so complete the required action within a reasonable time.  Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold or abate any rent due hereunder except as specifically provided elsewhere in this Lease.  Notwithstanding the foregoing, in the event of an Emergency Situation, as hereinafter defined, if the default is not cured after reasonable notice to (or diligent attempts to notify) Landlord, Tenant may cure the default at Landlord’s expense, provided that such cure is not more extensive than is reasonably necessary under the circumstances.  “Emergency Situation” as used in this Section means a situation which poses an immediate threat to the physical well-being of persons in or on the Leased Premises or of damage to property in or on the Leased Premises.

Section 13.04.  Limitation of Landlord's Liability.

If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord's right, title and interest in and to the Building and proceeds thereof for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant's judgment.

Section 13.05.  Nonwaiver of Defaults.

Neither party's failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision.  No waiver of any default shall be deemed to be a waiver of any other default.  Landlord's receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant's check or any letter accompanying Tenant's check be deemed an accord and satisfaction.  No act or omission by Landlord or its employees or agents during the term of this Lease shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.06.  Attorneys' Fees.

If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for the attorneys' fees incurred thereby.

ARTICLE 14 - LANDLORD'S RIGHT TO RELOCATE TENANT – INTENTIONALLY OMITTED

ARTICLE 15 - TENANT'S RESPONSIBILITY REGARDING ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES

Section 15.01.  Environmental Definitions.

A."Environmental Laws" - All present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, the rules and regulations of the Federal Environmental Protection Agency or any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Leased Premises.

B."Hazardous Substances" - Those substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances" "solid waste" or "infectious waste" under Environmental Laws.

Section 15.02.  Compliance.

Tenant, at its sole cost and expense, shall promptly comply with the Environmental Laws including any notice from any source issued pursuant to the Environmental Laws which shall impose any duty upon Tenant resulting from Tenant's use, occupancy, maintenance or alteration of the Leased Premises whether such notice shall be served upon Landlord or Tenant.

Section 15.03.  Restrictions on Tenant.

Tenant shall operate its business in compliance with all Environmental Laws.  Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws and the highest standards prevailing in the industry.

Section 15.04.  Notices, Affidavits, Etc.

Either party shall immediately notify the other party of (i) any violation by it, its employees, agents, representatives, customers, invitees or contractors of the Environmental Laws on, under or about the Leased Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Leased Premises and shall immediately deliver to the other party any notice received by it relating to (i) and (ii) above from any source.  Tenant shall execute affidavits, representations and the like within five (5) days of Landlord's request therefor concerning Tenant's actual knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Leased Premises caused by Tenant.

Section 15.05.  Landlord's Rights.

Landlord and its agents shall have the right, but not the duty, upon advance notice and in the presence of a Tenant representative (except in the case of emergency when no notice or representation shall be required) to inspect the Leased Premises and conduct tests thereon to determine whether or the extent to which there has been a violation of Environmental Laws by Tenant or whether there are Hazardous Substances on, under or about the Leased Premises.  In exercising its rights herein, Landlord shall use reasonable efforts to minimize interference with Tenant's business but such entry shall not constitute an eviction of Tenant, in whole or in part, and Landlord shall not be liable for any interference, loss, or damage to Tenant's property directly caused by Landlord's actions so long as Landlord uses such reasonable efforts.  If Tenant and its agents fail to provide a representative to accompany Landlord or its agents and Landlord provide advance notice as herein required, then Tenant shall be deemed to have waived the Tenant representation requirement.

Section 15.06.  Tenant's Indemnification.

Tenant shall indemnify Landlord and Landlord's managing agent from any and all claims, losses, liabilities, costs, expenses and damages, including reasonable attorneys' fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 15.  The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

Section 15.07.  Existing Conditions.

Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Leased Premises, the Building or the Land prior to the Effective Date of this Lease or any Hazardous Substance on, under or about the Leased Premises caused by Landlord or its affiliates or their agents, employees or contractors.

Section 15.08.  Landlord's Representations.

Landlord represents and warrants that, to its actual knowledge based solely upon and except as disclosed in the Environmental Report for the Land dated September 9, 1993, and its control of the Land since September 9, 1993 (a) as of the date of execution of this Lease, there are no and, (b) prior to Tenant's occupancy, there will be no Hazardous Substances on, under or about the Land.

Section 15.09.  Landlord's Indemnification.

Notwithstanding anything above to the contrary, Landlord shall indemnify Tenant from any and all claims, losses, liabilities, costs expenses and damages, including reasonable attorneys' fees, cost of testing and remediation costs, Tenant incurs by reason of any breach by Landlord of any representation contained in Section 15.08 or Landlord's violation of any Environmental Laws or the generation, use or release of any Hazardous Substances by Landlord or its affiliates, their agents, employees or contractors on, under or about the Leased Premises, the Building or the Land.  Landlord shall bear all cost of removing or otherwise remediating Hazardous Substances or of taking any other action required by Environmental Laws resulting from any conditions existing or event occurring, or any Hazardous Substance existing or generated, at, in, on, under or in connection with the Leased Premises, the Building or the Land prior to the Occupancy Date.  The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

ARTICLE 16 - MISCELLANEOUS

Section 16.01.  Benefit of Landlord and Tenant.

This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 16.02.  Governing Law.

This Lease shall be governed in accordance with the laws of the State where the Building is located.

Section 16.03.  Guaranty. – Intentionally Omitted

Section 16.04.  Force Majeure.

Landlord and Tenant (except with respect to any payment obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; unusual weather conditions; or acts or omissions of governmental or political bodies, provided that such party shall have used reasonable efforts to minimize the impact of any such event.

Section 16.05.  No Representation or Option.

Submission of this instrument for examination or signature to Tenant does not constitute a reservation of or option for Lease, and it is not effective as a Lease or otherwise until execution by and delivery to both Landlord and Tenant.

Section 16.06.  Indemnification for Leasing Commissions.

The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers.  Landlord shall be solely responsible for paying any compensation due to the Brokers.  Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto.

Section 16.07.  Notices.

Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Article  1.  When so mailed, the notice shall be deemed to have been given as of the date it was mailed.  Either party may change its address by giving written notice thereof to the other party.

Section 16.08.  Partial Invalidity; Complete Agreement.

If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect.  This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction.  There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties.  No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

Section 16.09.  Financial Statements.

During the Lease Term and any extensions thereof, Tenant shall provide to Landlord upon Landlord’s written request, a copy of Tenant's most recent financial statements (certified and audited if the Minimum Annual Rent hereunder exceeds $100,000.00) prepared as of the end of Tenant's fiscal year.  Such financial statements shall be signed by Tenant who shall attest to the truth and accuracy of the information set forth in such statements, or if the Minimum Annual rent hereunder exceeds $100,000.00, said statements shall be certified and audited.  All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied.

Section 16.10.  Representations and Warranties.

The undersigned represent and warrant that (i) such party is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the state under which it was organized; and (ii) the individual executing and delivering this Lease has been properly authorized to do so, and such execution and delivery shall bind such party.  Landlord represents that the Land is properly zoned for the Permitted Use.

Section 16.11.  Signage.

A.

Exterior Building Signage.  Provided that Tenant complies with all applicable federal, state and local laws, ordinances, rules and regulations including, but not limited to, zoning and other municipal and county regulations (collectively, "Governmental Laws"), Tenant shall have rights to have and maintain three (3)  signs on the Building identifying its business located on the expressway side of the Building, on the west face of the Building, and on the East and South faces of the Building  (together, the "Signs").  To the extent such Signs are compliant with Governmental Laws, Landlord approves the installation of the Signs as depicted on Exhibit E attached hereto and made part hereof.  In the event Tenant wishes to alter or relocate the Signs, the location, style and size of the Signs shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Tenant agrees to maintain such Signs in a safe, lawful and first-class condition and in compliance with all Governmental Laws throughout the Lease Term.  Upon expiration or early termination of the Lease Term, Tenant shall remove the Signs and repair all damage to the Building caused thereby.  Landlord does not represent or warrant that the Governmental Laws will permit Tenant to install and/or use the Signs throughout the Lease Term; however, Landlord agrees not to take any action which would negate Tenant's ability to maintain such Signs and to provide reasonable cooperation to Tenant in connection with any application required by Governmental Laws.  Any language in the Lease notwithstanding, Tenant shall indemnify and hold harmless Landlord from any and all liability for any loss of or damage or injury to any person (including death resulting therefrom) or property connected with or arising from the Signs or the rights granted Tenant herein.  The obligations of Tenant herein shall survive the expiration or earlier termination of this Lease.  So long as no other tenant of the Building, excluding any Permitted Transferee, leases 20,000 or more square feet of the Building, Tenant shall have the exclusive right to exterior building signage.

B.

Monument Sign.  Provided that such signage is permitted by the Governmental Laws, Landlord agrees to provide a monument sign (the "Monument Sign") identifying Tenant’s business as well as the business of the other major tenants in the Building, if any, throughout the Lease Term; provided, however, at such time that Tenant leases 100% of the Building, such monument sign shall be exclusive to Tenant.

Section 16.12.  Satellite Dishes.

a.Provided that Tenant complies with all Governmental Laws, as defined in Section 16.11.A, above, Tenant shall have the non-exclusive right during the Lease Term (and the exclusive right during all periods in which Tenant or a Permitted Transferee leases one hundred percent (100%) of the Building), at its own cost and expense and subject to the terms hereof, to install, operate and maintain on the roof of the Building, up to three (3) microwave satellite dishes ("Dishes") for use exclusively by Tenant.  Tenant shall be solely responsible for obtaining any necessary permits and licenses required to install and operate the Dishes.  Copies of such permits and licenses shall be provided to Landlord.  Tenant shall also be required, at Tenant's sole cost, to install screening surrounding the Dishes as may be reasonably required by Landlord.

b.The size, location, design and manner of installation of the Dishes and all related wiring and screening shall be designated and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  After obtaining written approval of Landlord, Tenant shall have reasonable access to the roof for installation, operation, maintenance and repair of the Dishes and shall have the right to install all reasonable wiring related thereto.  However, unless otherwise approved by Landlord in writing, in no event shall Tenant be permitted to penetrate the roof membrane in connection with the installation or maintenance of the Dishes.

c.Tenant represents and warrants that the installation and maintenance of the Dishes will not cause any damage to the structural portions of the Building.  Tenant shall be responsible for repairing any such damages to the structure, or, at Landlord's option, Landlord shall repair any such damage at Tenant's sole cost and expense and Tenant shall immediately reimburse Landlord for said costs and expenses upon receipt of Landlord's invoice.

d.Tenant shall install, operate and maintain the Dishes in accordance with Governmental Laws.  Prior to installation of the Dishes, Tenant shall, on behalf of the installer, provide Landlord with a certificate of insurance reasonably satisfactory to Landlord.

e.Tenant reserves the right to discontinue its use of all or any of the Dishes at any time prior to the termination of the Lease or any renewal or extension thereof for any reason whatsoever, provided that Tenant gives thirty (30) days prior written notice thereof to Landlord.  Tenant shall be responsible for all costs of removal and shall repair all damage to the Building caused thereby.  Notwithstanding the foregoing, Tenant agrees within ten (10) days after written notice from Landlord to remove the Dishes in the event any governmental entity or applicable law or regulation requires removal thereof.  Such removal shall be in accordance with all of the terms and conditions set forth herein.  If Tenant elects not to remove the Dishes from the Building, upon expiration or earlier termination of this Lease, or after expiration of the ten (10) day notice period provided herein, Landlord may deem the Dish(es) to have been abandoned by Tenant and they shall become the property of Landlord.

f.Any language in the Lease notwithstanding, Landlord shall not be liable and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liability, damages (including but not limited to personal injury, death, or property damages), costs, expenses, and attorneys' fees incurred by Landlord arising from any Dish related cause whatsoever, including those arising from the installation, use, maintenance and removal thereof, except to the extent of Landlord's negligence or willful misconduct and only to the extent not covered by insurance required to be maintained by Landlord.

g.Notwithstanding the grant of this right, Landlord shall maintain control over the roof of the Building, and nothing herein shall be deemed Landlord's consent for Tenant to use the roof for any other purpose than the installation, operation, maintenance and repair of the Dishes in conjunction with the operation of its business.

h.Tenant represents and warrants that it shall use the Dishes solely for its own use and not for any "resale", leasing or licensing use.

Section 16.13.  Parking.

Tenant shall have the exclusive right to use all surface parking areas located on the Land.  Collectively, such surface and underground parking areas shall contain a minimum of four (4) parking spaces per 1,000 square feet of space in the Building at all times during the Term hereof.  Subject to Governmental Laws, Tenant shall have the exclusive right to designate all or any portion of such parking as reserved parking or visitor only parking.  Tenant shall not be required to pay a fee for the use of such parking spaces.  Only one vehicle shall be parked in each space at any one time.

Section 16.14.    Option to Purchase.

(a)Provided that (i) no Default has occurred and is then continuing, and (ii) Tenant originally named herein or a Permitted Transferee remains in possession of and has been continuously operating in the Leased Premises throughout the Lease Term, Tenant shall have the option to purchase Woodland V, Woodland VI and Woodland VII (collectively, the “Woodland Buildings”) subject to the terms and conditions set forth herein (the "Option").  The Option shall be exercisable by written notice to Landlord delivered on or before the last day of the twenty-fourth (24th) month of the Lease Term for this Lease.  If Tenant fails to notify Landlord by the deadline set forth above, Tenant shall be deemed to have waived Tenant's option to purchase for the remainder of the term of the Lease and any extensions thereof except Tenant shall have a Right of First Offer to Purchase the Woodland Buildings as set forth in Section 16.15 below.  Upon the determination of the Purchase Price as set forth below and as a condition to the effective exercise of the Option, Tenant shall deliver to Landlord earnest money in the amount of One Million and 00/100 Dollars ($1,000,000.00) ("Earnest Money").  If Tenant fails to deliver the Earnest Money within ten (10) business days after the determination of the purchase price, then the Option shall terminate and be null and void; provided, however, that Tenant shall be solely responsible for the cost of all of the appraisals ordered by Tenant. In the event that the Closing (as defined hereinafter) fails to occur on or before the required date of such Closing as a result of Landlords' default  then the Option shall terminate and the Earnest Money shall be promptly returned to Tenant.

(b)The Option (and all rights of Tenant to purchase the Woodland Buildings) shall terminate upon any termination of this Lease at any time prior to the end of the Lease Term, whether or not the Option has been exercised prior to the date of termination, including any termination resulting from any Default by Tenant under this Lease.

(c)If Tenant exercises the Option pursuant to subsection (a) above, within fifteen (15) business days after Tenant’s delivery of the Option notice to Landlord, and to the extent that such items have not previously been provided to Tenant, Landlord (at Landlord’s cost and expense) shall deliver to the Tenant legible, true, complete and correct copies of all reports, materials and information in Landlord’s possession or reasonable control regarding the operation or physical condition of the Woodland Buildings, including the presence, or suspected presence, of hazardous materials on or about the Woodland Buildings, and including without limitation any and all maps, surveys, plans, specifications, drawings, assessments, reports, studies, tests, investigations, contracts pertaining to the Woodland Buildings (collectively, “Landlord’s Materials”).  If Tenant exercises the Option pursuant to subsection (a) above, the closing of the purchase and sale of the Woodland Buildings (the "Closing") shall be held in Indianapolis, Indiana, at a place, at a time, and on a date designated by Landlord by written notice to Tenant, but shall be within sixty (60) days following the determination of the Purchase Price (provided that if such day is a Saturday, Sunday or legal holiday, the date of Closing shall be the next business day).  In the event that Tenant has exercised the Option, but the Closing fails to occur on or before the required date of such Closing (other than as a result of Landlords' default) then the Option shall terminate, and Landlord shall have the right to pursue any remedies against Tenant available at law or in equity.

(d)The purchase price for the Woodland Buildings (the "Purchase Price"), which shall be paid by Tenant to Landlord at the Closing in immediately available funds, shall be established by the then in place net rent capped at 6.75% plus all sums of money owed by Tenant to Landlord under this Lease or otherwise but not previously paid (or less all sums of money owed by Landlord to Tenant under this Lease or otherwise but not previously paid, if applicable).  Tenant and Landlord will prorate all income and expenses relating to the Woodland Buildings based upon Tenant's and Landlord's respective periods of ownership for the calendar year in which the Closing occurs with Tenant treated as the owner of the Woodland Buildings on the date of Closing.

(e)Landlord shall pay recording fees for title release documents, Landlord's attorneys' fees and the cost of the Title Policy (as defined hereinafter) insuring up to the Purchase Price.  Tenant shall pay any transfer tax, all other recording costs, any endorsements to the Title Policy and Tenant's attorneys' fees.  No commission shall be payable in connection with such sale.

(f)At the Closing, Landlord shall convey to Tenant fee simple title to the Woodland Buildings by special warranty deed, free and clear of all security deeds placed on the Woodland Buildings by Landlord, but otherwise subject to the lien for ad valorem taxes not yet due and payable, all matters of record, all matters caused, created, or suffered by Tenant, rights of any then existing tenants of the Woodland Buildings, and all matters which would be shown on the date of Closing by a current and accurate survey and inspection of the Woodland Buildings (collectively, the “Permitted Exceptions”).  Tenant’s obligation to close is expressly conditioned upon a title company reasonably acceptable to Tenant issuing to Tenant or its designee at Closing an ALTA extended coverage owner’s policy of title insurance, with such endorsements as may reasonably be required by Tenant, in the full amount of the Purchase Price for the Woodland Buildings, showing title to the Woodland Buildings vested in Tenant or its designee subject only to the Permitted Exceptions (the “Title Policy”).  The purchase and sale contemplated by the Option shall be on an "AS IS, WHERE IS" basis with Landlord making no representations or warranties whatsoever with respect to the

Woodland Buildings.  At the Closing, Tenant shall release Landlord from any and all liability of whatever nature arising out of the Lease and the possession of the Woodland Buildings.  Each of the Landlord and Tenant agree to execute such usual and customary closing documents as may be reasonably requested by the other party, including without limitation, a closing statement, bill of sale, owner's affidavit, assignment and assumption agreement (regarding the Leases, security deposits, guaranties, service contracts and commission agreements related to the Woodland Buildings), transfer tax declarations and other similar items.  This Lease will be deemed to expire as of the date of Closing.

(g)Each of the parties hereto agrees to cooperate with the other in effecting an I.R.C. § 1031 exchange, including executing and delivering any and all documents required by the exchange trustee or intermediary; provided, however, that the cooperating party shall have no obligation to execute any document, enter any transaction or arrangement or take or omit any other action, if such party determines in its sole discretion that the same would result in any liability, cost, expense, increased risk, delay or other detriment to the cooperating party.

(h)Tenant acknowledges that Landlord's obligation to sell the Woodland Buildings pursuant to this Section 16.14 shall be expressly contingent upon Landlord obtaining the approval of Landlord's Investment Committee on or before the date of Closing.  In the event Landlord is unable to obtain said approval, this Section 16.14 shall be void and of no further force or effect.  In addition, Tenant acknowledges and agrees that this option to purchase shall terminate and be of no further force or effect in the event that Landlord sells the Woodland Buildings to any unrelated third party in accordance with subsection (i) below.

(i)

Tenant hereby acknowledges and agrees that this option shall not prevent Landlord from selling the Woodland Buildings to an unrelated third party if the Woodland Buildings are part of a portfolio sale equal to or greater than Two Hundred Million Dollars ($200,000,000.00)

Section 16.15.  Right of First Offer to Purchase the Woodland Buildings.

Commencing with the twenty-fifth (25th) month of the Lease Term, provided that (i) Tenant (as used in this Section 16.15, the term "Tenant" shall also include any Permitted Transferee that succeeds to Tenant's rights under Article 11, above) is not in Default at the time it exercises this right of first offer or purchases the Woodland Buildings; and (ii) Tenant originally named herein or a Permitted Transferee remains in possession of all or substantially all of the Leased Premises, Landlord shall notify Tenant in writing ("Landlord’s Notice") if, at any time during the original Lease Term, Landlord intends to sell one or more of the Woodland Building(s) to a third party unaffiliated with Landlord, provided, however, that Landlord shall have no obligation to notify Tenant if (a) the Woodland Buildings are part of a multi-building package being offered for sale by Landlord equal to or greater than Two Hundred Million Dollars ($200,000,000.00), or (b) or the prospective purchaser is a mortgagee holding a mortgage on the Building and obtaining fee title interest in the Building as a result of foreclosure or any deed in lieu thereof, or a successor to Landlord which has obtained or is in the process of obtaining fee title interest in the Building as a result of foreclosure or any mortgage deed in lieu thereof, or (c) a person or entity which is owned, controlled, or under common or joint control by Landlord (the sale to which shall not extinguish Tenant's rights under this Section).  Upon receipt of Landlord's Notice, Tenant shall have the option to purchase the Woodland Buildings at the purchase price and Landlord shall provide Tenant with pertinent information regarding the operation of the Building ("Information") and upon such other terms and conditions as are set forth in Landlord's Notice ("Right of First Offer to Purchase Woodland Buildings").  Tenant shall have ten (10) business days after receipt of Landlord’s Notice in which to notify Landlord of its election to purchase the Woodland Building(s) on the terms and conditions contained in Landlord’s Notice.  In the event Tenant fails to notify Landlord of its agreement to purchase the Woodland Buildings upon the terms and conditions contained in Landlord’s Notice within said ten (10) business day period, such failure shall be conclusively deemed a rejection to purchase the Woodland Buildings, whereupon Tenant shall have no further rights with respect to purchasing the Woodland Buildings and Landlord shall be free to sell the Woodland Buildings to a third party,  providing that (i) Landlord may not sell the Woodland Building(s) to a third party unaffiliated with Landlord for a price which is less than ninety-five percent (95%) of Landlord's offer price to Tenant within nine  (9) months of the date of Landlord's Notice and (ii) if Landlord does not sell the Woodland Building(s) at a price at least ninety-five percent (95%) of Landlord's offer price to Tenant within such nine  (9) month period, Tenant's right of first offer under this Section shall be reinstated.  If Tenant properly exercises its Right of First Offer to Purchase the Woodland Buildings, then within thirty (30) days of Tenant notifying Landlord of its agreement to purchase the Woodland Buildings pursuant to this Section or such additional time as agreed by Landlord and Tenant in writing, Landlord and Tenant shall enter into a purchase agreement containing the terms and conditions set forth in Landlord’s Notice and such other mutually agreed upon terms and conditions.  Tenant acknowledges and agrees that this Right of First Offer to Purchase Woodland Buildings is personal in nature to Interactive Intelligence Group, Inc. and may not be assigned except to a Permitted Transferee without the prior written consent of Landlord, which consent may be withheld for any reason.

Section 16.16.  Option to Extend.

Provided (i) Tenant (as used in this Section 16.16, the term "Tenant" shall also include any Permitted Transferee that succeeds to Tenant's interest under Article 11, above) is not in Default hereunder at the time it exercises this option, (ii) the creditworthiness of Tenant is no less than on the date hereof, (iii) Tenant originally named herein remains in possession of all or substantially all of the Leased Premises, Tenant shall have the option to extend the Original Term for three (3) successive periods of five (5) years each (the "Extension Term(s)").  The Extension Term shall be upon the same terms and conditions contained in the Lease during the initial Lease Term (the "Original Term") except (i) this provision giving five (5) extension options shall be amended to reflect the remaining options to extend, if any and (ii) the Minimum Annual Rent shall be adjusted as set forth below (the "Rent Adjustment").  Tenant shall exercise such option by (i) delivering to Landlord, no later than sixteen (16) months prior to the expiration of the Original Term or, if applicable, the Extension Term, written notice of Tenant's desire to extend the Original Term or, if applicable, the Extension Term, and (ii) delivering to Landlord within fifteen (15) business days of receipt of the Rent Adjustment, written notice of its rejection thereof (which rejection shall terminate Tenant's option to extend), or that Tenant disputes Landlord's determination of the Rental Adjustment and shall include Tenant's good faith determination of what the Rental Adjustment should be.  In the case of a notice disputing the Rental Adjustment, Landlord and Tenant shall mutually work together for a period of ten (10) days to resolve the dispute and, if unable to agree upon the Rental Adjustment within said period, Landlord and Tenant shall in good faith participate in non-binding arbitration of the Rental Adjustment for a period of thirty (30) days.  Unless Landlord otherwise agrees in writing, Tenant's failure to timely exercise such option shall waive it and any succeeding option.  Landlord shall notify Tenant of the amount of the Rent Adjustment no later than sixty (60) days after receipt of Tenant's exercise of its option.  If Tenant properly exercises its option to extend, Landlord and Tenant shall execute an amendment to the Lease reflecting the terms and conditions of the Extension Term.

The Minimum Annual Rent for the applicable Extension Term shall be an amount equal to the Minimum Annual Rent then being quoted by Landlord to prospective tenants of the Building for space of comparable size and quality and with similar or equivalent improvements as are found in the Building, and if none, then in similar buildings in the vicinity, excluding free rent and other concessions.  The

Minimum Monthly Rent shall be an amount equal to one-twelfth (1/12) of the Minimum Annual Rent for the Extension Term and shall be paid at the same time and in the same manner as provided in the Lease.

Section 16.17.  Name Change of Park.

Landlord hereby agrees to change the name of Woodland Corporate Park to "Interactive Intelligence Corporate Park".  Such change of name shall include all internal and external signage and all advertising and promotional material.  The cost of such change shall be borne by Landlord.  If Tenant shall assign all of its interest under the Lease to a Permitted Transferee, Landlord shall, if so requested by the Permitted Transferee, change the name of Interactive Intelligence Corporate Park to a name mutually acceptable to Landlord and the Permitted Transferee; provided, however, that all costs of such name change shall be borne by the Permitted Transferee.  In the event Tenant downsizes, sublets or assigns (other than to a Permitted Transferee) by more than twenty percent (20%) of the Leased Premises for the Woodland Buildings, Landlord has the option of revoking the name change to the Park which shall be at Tenant’s sole cost and expense including all internal and external signage, advertising and promotional materials.

Section 16.18.  Option to Surrender Space.

(a)Commencing after the expiration of the seventh (7th)  year of the Lease Term and provided that (a) no Default has occurred which remains uncured, (b) Tenant originally named herein or a Permitted Transferee remains in possession of and has been continuously operating in the entire Leased Premises, and (c) either (i) all of Tenant’s stock is acquired by an unaffiliated person or entity (an “Unaffiliated Third Party”) or (ii) substantially all of Tenant’s assets are acquired by an Unaffiliated Third Party, Tenant shall have the one-time right to surrender up to thirty percent (30%) of the aggregate leased premises of Tenant within the Woodland Buildings (the "Reduction Space").  In order to exercise such surrender, Tenant shall notify Landlord of such exercise in writing at least fourteen (14) months prior to the effective date of such surrender (“Tenant’s Notice”), which notice shall be accompanied by payment in the amount of fifty percent (50%) of the gross lease value of the Reduction Space.  Such payment is made in consideration for Landlord's grant of this option to surrender to compensate Landlord for rental and other concessions given to Tenant and for other good and valuable consideration.  Such payment does not constitute payment of rent to Landlord.  If Tenant fails to notify Landlord by the deadline set forth above, Tenant shall have waived Tenant's surrender right for the remainder of the term of the Lease and any extensions thereof.  Tenant hereby acknowledges and agrees that Landlord will consider Tenant’s input but it will be at Landlord’s commercially reasonable discretion to determine the location(s) and configuration of the Reduction Space; provided, Landlord’s choice of Reduction Space shall not include such portions of the Leased Premises that would create material interference with the operation of Tenant’s business (e. g., Tenant’s primary datacenter(s) as may exist on the date of Tenant’s Notice).  Furthermore, Landlord and Tenant agree that Landlord will accept Reduction Space primarily (if not entirely) consisting of portions of Tenant’s leased space in Woodland Corporate Park VI (a/k/a HQ II) in the event Tenant’s input dictates its desire to relinquish space in same.

(b)In the event that Tenant exercises its option to surrender the Reduction Space pursuant to subsection (a) above (i) commencing fourteen (14) months after Tenant’s Notice (the “Surrender Date”), all rights and obligations of Tenant with respect to the Reduction Space shall terminate and be of no further force or effect (provided, however, that any of Tenant's obligations under the Lease that survive the termination of the Lease shall continue to apply to the Reduction Space as provided therein), (ii) Tenant shall remain responsible for any Minimum Annual Rent and Additional Rent payable with respect to the Reduction Space and attributable to any period up through and including the effective date of such surrender, (iii) Tenant shall be solely responsible for the cost of any demising of any portion of the Leased Premises required as a result of such surrender and, if applicable, reconfiguring the Reduction Space into a separate and leasable space, including, without limitation, reconfiguring HVAC, electrical and other mechanical systems serving the Reduction Space and/or the installation of common area corridors necessary to access the Reduction Space, and (iv) the Lease shall continue unmodified and in full force and effect, except that thereafter (A) all references to the "Leased Premises" under the Lease shall refer to the Leased Premises less and except the Reduction Space, (B) the Rentable Area shall be reduced, (C) Tenant's Proportionate Share shall be reduced, and (D) the Minimum Annual Rent and Monthly Rental Installments shall be adjusted.

(c)If Tenant exercises its right to surrender the Reduction Space pursuant to subsection (a) above, and fails to surrender the Reduction Space on or before the Surrender Date, Tenant shall be deemed to be holding over with respect to the Reduction Space, as set forth in Section 2.04 of the Lease.

(d)If Tenant exercises its right to surrender the Reduction Space, at the election of either party, Landlord and Tenant shall enter into an amendment confirming the terms set forth in this Section 16.18.

Section 16.19.  Patriot Act.

Each of Landlord and Tenant, each as to itself, hereby represents its compliance and its agreement to continue to comply with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department's Office of Foreign Assets Control, including, without limitation, Executive Order 13224 ("Executive Order").  Each of Landlord and Tenant further represents (such representation to be true throughout the Lease Term) (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department's Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business.  As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

Section 16.20.  Right of First Offer.    Parking Lot.

(a)Provided that (i) no Default has occurred and is then continuing, and (ii) Tenant originally named herein or its Permitted Transferee remains in possession of and has been continuously operating in the entire Leased Premises throughout the Lease Term, Landlord shall, before developing that certain real property depicted on the attached Exhibit D (the "Offer Space"), notify Tenant in writing of the availability of the Offer Space for the development of a build-to-suit building ("Landlord's Preliminary Notice").  Tenant shall have ten (10) business days from its receipt of Landlord's Notice to deliver to Landlord a written notice agreeing to proceed in investigating the build-to-suit opportunity on the Offer Space ("Tenant's Preliminary Acceptance").  In the event Tenant fails to deliver Tenant's Preliminary Acceptance to Landlord within said ten (10) business day period, such failure shall be conclusively deemed a rejection of the Offer Space and a waiver by Tenant of this right of first offer, whereupon Tenant shall have no further rights with respect to the Offer Space and Landlord shall be free to develop the Offer Space in its sole discretion, providing that if Landlord does not commence development of the Offer Space within six (6) months after the date of Landlord’s Notice, Tenant’s right of first offer under this Section shall be reinstated.

(b)In the event Tenant timely delivers its Tenant’s Preliminary Acceptance, Landlord shall have ninety (90) days to deliver to Tenant such rental figures and specifications for the proposed building on the Offer Space  ("Landlord’s BTS Notice"). Thereafter and for a period of sixty (60) days after delivery of Landlord’s BTS Notice, Landlord and Tenant shall negotiate in good faith to come to a mutually agreeable and final determination of the rental figures for and specifications of the proposed build-to-suit building, which agreement shall be memorialized in a jointly executed letter of intent (the "LOI").

(c)Tenant shall have fifteen  (15) business days from full execution of the LOI to present the LOI for all appropriate internal approval(s) and deliver to Landlord a written notice agreeing to proceed with the build-to-suit building on the Offer Space ("Tenant's Final Acceptance").  In the event Tenant notifies Landlord it did not receive approval or fails to deliver Tenant's Final Acceptance to Landlord within said fifteen (15) business day period, such failure shall be conclusively deemed a rejection of the Offer Space, the LOI and a waiver by Tenant of this right of first offer, whereupon Tenant shall have no further rights with respect to the Offer Space and Landlord shall be free to develop the Offer Space in its sole discretion, providing that if Landlord does not commence development of the Offer Space within twelve  (12) months after the date of Tenant’s rejection or deemed rejection of the development referenced in the LOI, Tenant’s right of first offer under this Section shall be reinstated.

(d)If Tenant timely delivers Tenant’s Final Acceptance, Landlord and Tenant shall enter into a new lease for the building to be developed on the Offer Space upon the terms and conditions set forth contained in the LOI and otherwise in substantial conformance with the form of this Lease and making such other modifications to this Lease as are appropriate under the circumstances.  If Tenant shall fail to enter into such lease within twenty (20) business days following Tenant's Final Acceptance, then Landlord may terminate this right of first offer by notifying Tenant in writing, in which event Tenant shall have no further rights with respect to the Offer Space and Landlord shall be free to develop the Offer Space in its sole discretion,  providing that if Landlord does not commence development of the Offer Space within twelve  (12) months after the date of Tenant’s failure to execute the new lease referenced above, Tenant’s right of first offer under this Section shall be reinstated.

Section 16.21.  Interior Slides.    Provided that Landlord is able to obtain all requisite permits and approvals from any governmental authority, Landlord agrees to construct such interior slides  (each a "Slide", collectively, the "Slides") in the Leased Premises pursuant to the specifications for same mutually agreed to by Landlord and Tenant as set forth in the TI CD’s.  If Landlord so requires in its sole discretion, Tenant shall be responsible for removing the Slide upon the expiration or earlier termination of this Lease and the costs (not to exceed Seventy Five Thousand and 00/100 Dollars ($75,000.00) per Slide) of reconstructing that portion of the Leased Premises effected by the Slides consistent with the remainder of the Building’s standard floorplate, including, without limitation, pouring floor slabs, connecting corridors and otherwise reconstructing the affected area within the Building to standard finishes.  Tenant agrees, within thirty  (30) days after written notice from Landlord, to remove the Slides in the event any governmental entity or applicable law or regulation requires removal thereof.  Such removal shall be in accordance with all of the terms and conditions set forth herein. Any language in the Lease notwithstanding, Tenant shall indemnify and hold harmless Landlord from any and all liability for any loss of or damage or injury to any person (including death resulting therefrom) or property connected with or arising from the Slides or the rights granted Tenant herein.

N WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

DUKE REALTY LIMITED PARTNERSHIP,

an Indiana limited partnership

By:Duke Realty Corporation,

its general partner

By: /s/ Charles E. Podell_____

Charles E. Podell

Senior Vice President

Indiana

STATE OF _____Indiana______)

) SS:

COUNTY OF __Hamilton______)

Before me, a Notary Public in and for said County and State, personally appeared Charles E. Podell, by me known to be the Senior Vice President, Indiana of Duke Realty Limited Partnership, by Duke Realty Corporation, its general partner, an Indiana corporation, who acknowledged the execution of the foregoing "Office Lease" on behalf of said limited partnership.

WITNESS my hand and Notarial Seal this _6__ day of _____May_____, 2014.

__/s/ Hope Dae Sun Walter__________

Notary Public

____ Hope Dae Sun Walter_________

(Printed Signature)

My Commission Expires: ___Aug. 30, 2014______

My County of Residence: ______Marion________

TENANT:

INTERACTIVE INTELLIGENCE GROUP, INC.,

an Indiana corporation

By:_____/s/ Stephen R. Head ______

Printed:____Stephen R. Head______

Title:____CFO___________

STATE OF ___Indiana_____)

) SS:

COUNTY OF __Marion______)

Before me, a Notary Public in and for said County and State, personally appeared ______Stephen R. Head_________, by me known to be the ___CFO__ of Interactive Intelligence Group, Inc., an Indiana corporation, who acknowledged the execution of the foregoing "Office Lease" on behalf of said corporation.

WITNESS my hand and Notarial Seal this _6__ day of _____May______, 2014.

__/s/ Kimberly A. Hays_______

Notary Public

__Kimberly A. Hays__________

(Printed Signature)

My Commission Expires: _____February 14, 2019_______

My County of Residence: ______Hamilton        ______

f:\real estate\indiana office\woodland corporate park\building vii\leases\interactive intelligence bts v4(clean).doc5/12/2014 4:00 PM

EXHIBIT A

LEASED PREMISES

[TO BE PROVIDED]

Exhibit A

EXHIBIT B

TENANT IMPROVEMENTS

1.Landlord’s Obligations.  Landlord shall construct the Building in accordance with Article 2 of the Lease and this Exhibit B and Tenant shall accepts the same "AS IS" without representation or warranty by Landlord of any kind except as expressly set forth in this Exhibit B and in the Lease, and with the understanding that Landlord shall have no responsibility with respect thereto except to construct and install within the Leased Premises, in a good and workmanlike manner and in accordance with all applicable codes and laws, the Shell Work and Tenant Improvements, in accordance with Article 2 and this Exhibit B.

2.Construction Drawings, Cost Statement, and Allowance.

(a)On or before the ninetieth  (90th) day following the date, Tenant receives the final Shell CD’s in accordance with Section 2.02(A) of the Lease, Tenant shall prepare and submit to Landlord a  space plan (the "Space Plan") for the Leased Premises that is reasonably acceptable to Landlord.  Within sixty (60) days after Landlord’s receipt and approval of the Space Plan, Landlord shall prepare and submit set of construction drawings (the "TI CD’s") to Tenant covering all work to be performed by Landlord in constructing and installing the Tenant Improvements which shall be based upon and consistent with the Space Plan.  Tenant shall have ten (10) business days after receipt of the TI CD’s in which to review the TI CD’s and to give Landlord written notice of Tenant’s approval of the TI CD’s or its requested changes thereto.  Tenant shall have the right to meet with Landlord on a weekly basis to review the TI CD’s as such are being prepared.  Tenant shall have no right to request any changes to the TI CD’s that would materially alter the exterior appearance or basic nature of the Building or the Building systems except pursuant to an executed Change Order.  If Tenant fails to approve or request changes to the TI CD’s within ten (10) business days after its receipt thereof, then Tenant shall be deemed to have approved the TI CD’s and the same shall thereupon be final.  If Tenant requests any reasonable changes to the TI CD’s, Landlord shall make those changes which are reasonably requested by Tenant and shall within ten (10) business days of its receipt of such request submit the revised portion of the TI CD’s to Tenant.  Tenant shall have five (5) business days to approve the revised portions of the TI CD’s or to notify Landlord that it has unreasonably failed to incorporate reasonable comments of Tenant and, subject to the foregoing, the TI CD’s, as modified by said revisions, shall be deemed to be final absent Tenant’s approval or notice of objection to such revisions within five (5) business days.  Landlord and Tenant shall at all times in their review of the TI CD’s, and of any revisions thereto, act reasonably and in good faith.  Without limiting the foregoing, Tenant agrees to confirm Tenant’s consent to the TI CD’s in writing (which may be by email) within five  (5) days following Landlord’s written request therefor.

(b)Following Tenant's approval (or deemed approval) of the TI CD's, Landlord shall solicit competitive bids from at least three (3) subcontractors for each major trade.  Tenant shall have the right to provide Landlord with a proposed subcontractor for each major trade (other than mechanical and electrical), and provided such subcontractor meets with Landlord's reasonable approval, such subcontractor shall have the right to enter a bid.  Landlord and Tenant shall review the bids jointly and Tenant shall select one sub-contractor for each item bid.  Promptly following the selection of a subcontractor for each major trade, Landlord shall deliver to Tenant a statement of the cost to construct and install all of the Tenant Improvements (the "Cost Statement").  Tenant acknowledges and agrees that (A) the Cost Statement shall include design fees and a construction management fee not to exceed seven percent (7%) of the costs, which shall cover Landlord’s (or its construction manager or general contractor’s) profit, overhead, supervision, personnel, office/admin and temporary utilities, but excluding

Exhibit B

General Conditions (as defined below), and (B) such construction manager or general contractor may be comprised of a subsidiary, affiliate or employees of Landlord.  For the purposes of this Lease, ꞌꞌGeneral Conditionsꞌꞌ shall include, without limitation: architectural, engineering, permits to the extent separate permits required for the Tenant Improvements (but not including any permits that are required for the Shell Work, which shall be included as part of the Shell Work) and clean-up/dumpsters. Tenant agrees to acknowledge the Cost Statement in writing within three (3) business days following Landlord's written request therefor.

(c)Tenant shall be responsible for the cost to construct and install the Tenant Improvements only to the extent that the Cost Statement, taking into account any increases or decreases resulting from any Change Orders (as hereinafter defined), exceeds Three Million Two Hundred Six Thousand Two Hundred Fifty and 00/100 Dollars ($3,206,250.00) (the "Allowance").  Landlord agrees that the Allowance shall be applied toward hard and soft costs associated with Tenant’s work, including, but not limited to, construction of the Tenant Improvements, architecture, and voice and data cabling to the Leased Premises. In addition to the foregoing, Landlord agrees that Tenant may utilize up to Two and 50/100 Dollars ($2.50) per square foot of the Allowance, totaling Two Hundred Eighty One Thousand Two Hundred Fifty and 00/100 Dollars ($281,250.00), for costs associated with furniture, fixtures and equipment.  If, following Tenant's approval (or deemed approval) of the TI CD's, the Cost Statement shows that the cost to construct and install the Tenant Improvements will exceed the Allowance, Tenant shall deliver to Landlord, within ten (10) days following Landlord's written request, an amount equal to one-half (1/2) of such excess.  Following Substantial Completion of the Tenant Improvements, Tenant shall pay to Landlord the remaining difference between the Cost Statement (taking into account any increases or decreases resulting from any Change Orders) and the Allowance within ten (10) days of Landlord's request therefor.  Tenant's failure to deliver the payments required in this paragraph shall entitle Landlord to stop the construction and installation of the Tenant Improvements until such payment is received, and any resulting delay shall constitute a Tenant Delay (as hereinafter defined) hereunder.  In addition, all delinquent payments shall accrue interest at 10% per annum.  If the Allowance exceeds the Cost Statement (taking into account any increases or decreases resulting from any Change Orders), such savings shall be the property of Landlord.

3.Schedule and Early Occupancy.  Landlord has provided Tenant with the Project Schedule as attached hereto as Exhibit B-2 and shall notify Tenant of any material changes to the Project Schedule. Tenant agrees to coordinate with Landlord regarding the installation of Tenant's phone and data wiring and any other trade related fixtures that will need to be installed in the Leased Premises prior to Substantial Completion.  In addition, if and to the extent permitted by applicable laws, rules and ordinances, Tenant shall have the right to enter the Leased Premises prior to the scheduled date for Substantial Completion (as may be modified from time to time) in order to install fixtures and otherwise prepare the Leased Premises for occupancy, which right shall expressly exclude making any structural modifications.  During any entry prior to the Commencement Date (a) Tenant shall comply with all terms and conditions of this Lease other than the obligation to pay rent, (b) Tenant shall not interfere with Landlord's completion of the Tenant Improvements, (c) Tenant shall cause its personnel and contractors to comply with the terms and conditions of Landlord's rules of conduct (which Landlord agrees to furnish to Tenant upon request), and (d) Tenant shall not begin operation of its business.  Tenant acknowledges that Tenant shall be responsible for obtaining all applicable permits and inspections relating to any such entry by Tenant.

4.Letter of Understanding.  Promptly following the Commencement Date, Tenant shall execute Landlord’s Letter of Understanding in substantially the form attached hereto as Exhibit C and made a part hereof, acknowledging (a) the Commencement Date of this Lease, and (b) except for any punchlist items, that Tenant has accepted the Leased Premises.  If Tenant takes possession of and

Exhibit B

occupies the Leased Premises, Tenant shall be deemed to have accepted the Leased Premises and that the condition of the Leased Premises was at the time satisfactory and in conformity with the provisions of this Lease in all respects, subject to any punchlist items.

5.Definitions.  “Substantial Completion” (or any grammatical variation thereof) shall mean completion of construction of the Shell Work and Tenant Improvements, as hereinafter defined, subject only to minor punch list items of work which do not substantially interfere with Tenant's use of the Building, the Common Areas or the Leased Premises in accordance with the terms of this Lease, which items shall be identified by Landlord and Tenant in a joint inspection of the Leased Premises prior to Tenant's occupancy, as established by a temporary or permanent certificate of occupancy for the Leased Premises or other similar authorization issued by the appropriate governmental authority, if required.  “Tenant Delay” (or any grammatical variation thereof) shall mean any delay caused by or resulting from the following or any combination of the following:  (1) failure of Tenant to fully comply with the Project Schedule; (2) any Change Orders requested by Tenant that cause a delay in the schedule; (3) failure of Tenant to timely or properly arrange its furnishings or be present for any scheduled walk-through of the Leased Premises, Building or Common Areas; (4) failure of Tenant to respond promptly to any reasonable request of Landlord or otherwise required by the terms of this Lease; or (5) Tenant’s fixturing of the Leased Premises prior to the Commencement Date unless coordinated with Landlord in accordance with Paragraph 3 of this Exhibit B above.

6.Tenant Finish Options. In connection with the development of the TI CD’s and (with respect to the alternative façade) the Shell CD’s or as a Change Order thereto, Landlord agrees that Tenant shall have the right to request Landlord incorporate the following items into the TI CD’s and/or Shell CD’s, as applicable:

ItemEstimated Cost

Alternate Façade (per the depiction attached hereto as Exhibit B-3)$1,466,505.00

Ceiling Grid/Tile Installation$95,436.36

2 X 4 Deep Cell Parabolic Lighting Fixture & Installation$381,743.28

Slide(s)$75,600.00 per slide
Data Center (per the specifications attached hereto as Exhibit B-4)$2,079,842.00

Landlord shall include the then-current costs of such items on the Cost Statement (or through a Change Order, if applicable) and, to the extent the final costs of the Tenant Improvements (including the above referenced optional items) exceed the Allowance, Tenant shall pay to Landlord the remaining difference between the Cost Statement (taking into account any increases or decreases resulting from any Change Orders) and the Allowance within ten (10) days of Landlord's request therefor in accordance with Paragraph 2(c) of this Exhibit B and otherwise pursuant to this Lease.

Exhibit B

EXHIBIT B-1

PROJECT DESCRIPTION

See attached

Exhibit B-1

EXHIBIT B-2

PROJECT SCHEDULE

See attached

Exhibit B-2

EXHIBIT B-3

ALTERNATIVE FACADE

See attached

Exhibit B-3

EXHIBIT B-4

DATA CENTER SPECIFICATIONS

See attached

Exhibit B-4

EXHIBIT C

RULES AND REGULATIONS

1.The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or used for any purpose other than ingress and egress.

2.Except as expressly permitted in the Lease, no awnings or other projections shall be attached to the outside walls of the Building.  Except as expressly permitted in the Lease, neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without written consent of Landlord.

3.No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on, about or from any part of the Leased Premises or the Building without the prior written consent of Landlord.  In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to tenant.  The lobby directory will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.  Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord's standard lettering.

4.The sashes, sash doors, windows, and doors that reflect or admit light and air into halls, passageways or other public places in the Building shall not be covered or obstructed by tenant.

5.The sinks and toilets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein.  All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

6.No tenant shall mark, paint, drill into, or in any way deface any part of the Leased Premises or the Building.  Landlord shall direct electricians as to where and how telephone or telegraph wires are to be introduced.

7.No  vehicles, birds or animals of any kind (except service animals) shall be brought into or kept in or about the Leased Premises.  No tenant shall cause or permit any unusual or objectionable odors to be produced or permeate the Leased Premises.

8.No tenant shall occupy or permit any portion of the Leased Premises to be occupied as an office for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a barber or manicure shop, or an employment bureau without the express written consent of Landlord.  The Leased Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

9.No tenant shall make, or permit to be made any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way.  No tenant shall throw anything out of doors, windows or down the passageways.

Exhibit C

10.No tenant, subtenant or assignee nor any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Leased Premises any inflammable, combustible or explosive fluid, chemical or substance or firearm.

11.No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made in existing locks or the mechanism thereof if the same unreasonably interferes with Landlord's ability to perform its obligations under the Lease; provided, however, Tenant may, in its commercially reasonable judgment, designate certain portions of the Leased Premises as “business critical areas” containing proprietary technology or other critical or sensitive functions of Tenant’s business, wherein Landlord’s access (except in the case of an emergency) by its employees and agents shall require accompaniment, at all times, by a Tenant representative during any such entry onto the Leased Premises.  Each tenant must upon the termination of his tenancy, restore to the Landlord all keys of doors, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant and in the event of the loss of keys so furnished, such tenant shall pay to the Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

12.No Tenant shall overload the floors of the Leased Premises.  All damage to the floor, structure or foundation of the Building due to improper positioning or storage items or materials shall be repaired by Landlord at the sole cost and expense of tenant, who shall reimburse Landlord immediately therefor upon demand. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.  The Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon supports approved by Landlord to distribute the weight.

13.No tenant shall purchase janitorial or maintenance or other like services, from any person or persons not approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned.

14.Landlord agrees that Tenant shall have the right to use pictures of the Building and the address and name of the Building, campus and Park in any of its promotional materials.  Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord's opinion tends to impair the reputation of the Building or its desirability as an office location, and upon written notice from Landlord any tenant shall refrain from or discontinue such advertising.

15.Landlord reserves the right to require all persons entering the Building between the hours of 8 p.m. and 7 a.m. and at all hours on Sunday and legal holidays to register with Landlord's security personnel.  Tenant shall be responsible for all persons entering the Building at tenant's invitation, express or implied.  Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.  In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable in Landlord's opinion, Landlord reserves the right without any abatement of rent to require all persons to vacate the Building and to prevent access to the Building during the continuance of the same for the safety of the tenants and the protection of the Building and the property in the Building.

16.Outside parties are prohibited from canvassing, soliciting and peddling in the Building, and each tenant shall report and otherwise cooperate to prevent the same.

Exhibit C

17.All office equipment of any electrical or mechanical nature shall be placed by tenant in the Leased Premises in settings which will, to the maximum extent possible, absorb or prevent any vibration, noise and annoyance.

18.Except as expressly permitted in the Lease, no air-conditioning unit or other similar apparatus shall be installed or used by any tenant without the written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.  The foregoing shall not apply to supplemental air conditioning units and other similar apparatus installed in the Building as of the Effective Date.

19.There shall not be used in any space, or in the public halls of the Building, either by any tenant or others, any hand trucks except those equipped with rubber tires and rubber side guards.

20.The Building is a smoke-free Building.  Smoking is strictly prohibited within the Building.  Smoking shall only be allowed in areas designated as a smoking area by Landlord.  Tenant and its employees, representatives, contractors or invitees shall not smoke within the Building or throw cigar or cigarette butts or other substances or litter of any kind in or about the Building, except in receptacles placed in it for that purpose.

21.Tenants will see that all doors are securely locked.

22.Parking spaces associated with the Building are intended for the exclusive use of passenger vehicles.  Except for intermittent deliveries, no vehicles other than passenger vehicles may be parked in a parking space without the express written permission of Landlord. Notwithstanding the foregoing, Tenant may utilize up to twelve (12) parking spaces designated for the Woodland Buildings (at mutually agreeable locations) for electric car charging stations for the benefit of Tenant’s employees and invitees.  Except as specifically set forth in the Lease, Landlord shall pay for the cost to install two (2) electric car charging stations and Tenant shall pay the cost to install any other electric car charging stations.

23.Tenant shall be responsible for and cause the proper disposal of medical waste, including hypodermic needles, created by its employees.

It is Landlord's desire to maintain in the Building the highest standard of dignity and good taste consistent with comfort and convenience for tenants.  Any action or condition not meeting this high standard should be reported directly to Landlord.

Exhibit C

EXHIBIT D

OFFER SPACE

[TO BE PROVIDED]

Exhibit D

EXHIBIT E

SIGNS

See attached

Exhibit E